UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NORTHSTAR NEUROSCIENCE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Northstar Neuroscience, Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

26,121,138 shares of Company Common Stock outstanding as of January 21, 2009 and 562,366 shares of Company Common Stock issuable upon exercise of options that we assume will be exercised in connection with the dissolution.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000393 by the aggregate estimated liquidating distributions. The aggregate estimated liquidating distributions is calculated as 26,683,504 shares of Company Common Stock multiplied by the average of the high and low estimated liquidating distributions of $2.00 per share.

(4)	Proposed maximum aggregate value of transaction: $53,367,008.00

(5)	Total fee paid: $2,097.32

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(PRELIMINARY COPY)

NORTHSTAR NEUROSCIENCE, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

A special meeting of shareholders of Northstar Neuroscience, Inc., a Washington corporation, or Northstar, will be held on [                    ], 2009, at 8:00 a.m., local time, at the offices of DLA Piper LLP (US) at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104 for the following purposes:

1.	To consider and vote upon a proposal to approve the voluntary dissolution and liquidation of Northstar pursuant to a Plan of Complete Liquidation and Dissolution in the form attached to the accompanying proxy statement as Annex A.

2.	To consider and vote upon a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing matters are described in more detail in the accompanying proxy statement. A copy of the Plan of Complete Liquidation and Dissolution, or Plan of Dissolution, is included with the proxy statement as Annex A. You are encouraged to read the entire proxy statement carefully. In particular, you should consider the discussion entitled “Risk Factors” beginning on page 23.

Northstar’s board of directors has fixed the close of business on [                    ], 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Each share of Northstar common stock is entitled to one vote on all matters presented at the special meeting and any adjournments or postponements thereof.

Holders of our shares of common stock are not entitled to assert dissenters’ rights under Chapter 23B.13 of the Washington Business Corporation Act with respect to the Plan of Dissolution.

This notice and the accompanying proxy statement and related materials are first being mailed to holders of record of our common stock on the record date on or about [                    ], 2009.

You can vote by signing, dating and mailing your proxy card in the enclosed postage prepaid envelope.

We hope you can attend the special meeting. However, whether or not you plan to attend, please complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person if you wish. The proposal to approve the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Therefore, it is very important that your shares be represented.

Northstar’s board of directors has approved the Plan of Dissolution and determined that it is advisable and in the best interests of Northstar and its shareholders. The board of directors unanimously recommends that you vote “FOR” approval of both proposals described in the accompanying proxy statement.

A copy of Northstar’s annual report on Form 10-K for the year ended December 31, 2008, which contains important business and financial information about Northstar and should be read carefully, is being delivered with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

John S. Bowers Jr.

President and Chief Executive Officer

[                    ], 2009

Seattle, Washington

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [                    ], 2009: A complete set of proxy materials relating to the special meeting is available on the Internet. These materials, consisting of the Notice of Special Meeting, Proxy Statement and Proxy Card, may be viewed at http://ir.northstarneuro.com, where you may also cast your vote.

YOUR VOTE IS IMPORTANT.

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME OR BRING AN ACCOUNT STATEMENT OR LETTER FROM THE NOMINEE INDICATING YOUR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE. A FAILURE TO VOTE YOUR SHARES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN OF DISSOLUTION.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully the legal requirements for the voluntary dissolution of Northstar Neuroscience, Inc. under Washington law and the special meeting and for a more complete description of the terms of the Plan of Complete Liquidation and Dissolution, you should carefully read this entire proxy statement and the documents delivered with and incorporated by reference into this proxy statement. See “Incorporation by Reference.” As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Northstar” refer to Northstar Neuroscience, Inc., a Washington corporation.

The Company

Northstar Neuroscience, Inc. is a development stage medical device company incorporated in the State of Washington on May 18, 1999 focused on developing and commercializing innovative neuromodulation therapies to restore function and quality of life for people suffering from neurological diseases and disorders. Our proprietary Renova™ Cortical Stimulation System is designed to deliver targeted electrical stimulation to the cortex, the outermost layer of the brain, in a process called cortical stimulation. We have most recently been studying the application of our cortical stimulation therapy for the treatment of major depressive disorder. Because the cortex controls or influences many neurological functions, we believe our cortical stimulation therapy system has the potential to treat a broad array of neurological diseases and disorders.

Our cortical stimulation business has a limited operating history, we have not generated any revenue from the sale of cortical stimulation products, and we have incurred net losses in each year since our inception. The limited revenue we have generated since inception has been from the commercial sale of an earlier product, which was sold to a third party in 2003. For the years ended December 31, 2008 and 2007, we incurred net losses of approximately $[        ] million and $23.9 million, respectively. See “Selected Financial Data.” To date, we have financed our operations primarily through public and private placements of equity securities.

Our principal executive office is located at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, and our telephone number at our principal executive office is (206) 902-1997. You can find more information about us in the documents that are delivered with and incorporated by reference into this proxy statement. See “Incorporation by Reference.”

THE SPECIAL MEETING
General (See page 19)	The special meeting will take place on [ ], 2009, at 8:00 a.m., local time, at the offices of DLA Piper LLP (US) at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104. See “The Special Meeting—General.”

Proposals (See page 19)	At the special meeting, our shareholders will consider and vote upon:

1.      a proposal to approve the voluntary dissolution and liquidation of Northstar pursuant to a Plan of Complete Liquidation and Dissolution in the form attached to this proxy statement as Annex A; and

2.      a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

In this proxy statement, we refer to the Plan of Complete Liquidation and Dissolution as the Plan of Dissolution. See “The Special Meeting—Proposals.”

Record Date and Voting Securities (See page 19)	Only holders of record of our common stock as of the close of business on [ ], 2009, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Each holder of common stock is entitled to one vote for each share of common stock held of record on the record date. See “The Special Meeting—Record Date and Voting Securities.”

Quorum and Required Votes (See pages 19 and 20)	Under Washington law, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting. The approval of the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. The approval of any adjournment of the special meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the special meeting. See “The Special Meeting—Quorum” and “The Special Meeting—Required Votes.”

Voting by, and Revocation of, Proxy (See page 20)

Our board of directors has selected John S. Bowers Jr., a director and our President and Chief Executive Officer, and Brian B. Dow, our Vice President of Finance, Chief Financial Officer and Secretary, to serve as proxies at the special meeting. The shares of common stock represented by each executed and returned proxy will be voted in accordance with the directions indicated on the proxy. If no direction is indicated on a signed proxy, the proxy holders will not vote your shares on any matter presented in this proxy statement. The proxy also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that properly may be presented for action at the special meeting. We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting.

You can vote by signing, dating and mailing your proxy card in the postage prepaid envelope provided. See “The Special Meeting—Voting by Proxy.”

Any proxy given may be revoked by the person giving it at any time before it is voted at the special meeting. Proxies may be revoked by signing and delivering a new proxy bearing a later date to our corporate secretary, by delivering a written notice of revocation to our corporate secretary bearing a later date than the date of your proxy card, or by attending the special meeting and voting in person. However, your attendance at the special meeting will not, by itself, revoke your proxy. See “The Special Meeting—Revocation of Proxy.”

Risks Related to the Plan of Dissolution (See page 23)

Risks associated with the Plan of Dissolution include the following:

•      the amount we distribute to our shareholders pursuant to the Plan of Dissolution may be substantially less than the amount we currently estimate if the amounts of our liabilities, other obligations and expenses and claims against us are higher than we currently anticipate;

•      we will continue to incur the expenses of complying with public company reporting requirements, which may be economically burdensome;

•      if the amount of our contingency reserve is insufficient to satisfy the aggregate amount of our liabilities and other obligations and is determined to be unreasonable, each shareholder may be liable to our creditors for the amount of liquidating distributions received by such shareholder under the Plan of Dissolution, which could also have adverse tax consequences;

•     liquidating distributions to our shareholders could be delayed;

•     shareholders will lose the opportunity to capitalize on potential growth opportunities from the continuation of our business;

•     shareholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us;

•     recordation of transfers of our common stock on our stock transfer books will be restricted as of a future date that our board of directors will determine, and thereafter it generally will not be possible for shareholders to change record ownership of our stock;

•     further shareholder approval will not be required in connection with the implementation of the Plan of Dissolution, including for the sale of all or substantially all of our non-cash assets as contemplated in the Plan of Dissolution;

•     our board of directors may revoke implementation of the Plan of Dissolution even if it is approved by our shareholders; and

•     if our shareholders do not approve the Plan of Dissolution, our resources may diminish completely.

If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, alternatives are available for the future of Northstar, particularly in light of the fact that we have terminated substantially all of our employees, are in the process of terminating all of our ongoing clinical trials, informed the FDA of such intention to terminate and commenced the process of winding up our business and will continue to incur net losses for the foreseeable future. We took these steps in the interest of preserving cash available for distribution to shareholders and in recognition of the expectation that the announcement of approval of the Plan of Dissolution would adversely affect our ability to proceed with our PROSPECT clinical trials. There is currently no active business left to operate, and rehiring employees and recommencing our PROSPECT clinical trials would take several months at a cost we are unable to estimate.

Possible alternatives include selling all of our stock or assets, changing our business focus, distributing cash to shareholders pursuant to an extraordinary dividend, conducting an issuer tender offer, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our board of directors does not know which alternatives it might consider, or what impact any alternative might have on shareholder value. If our shareholders do not approve the Plan of Dissolution, we expect that our cash resources will continue to diminish and we would face risks related to continuing our historical business described in this proxy statement. These risks could materially and adversely affect our business, financial condition or operating results and the value of our common stock, and you may lose all or part of your investment.

You should carefully consider the risk factors beginning on page 23 of this proxy statement in evaluating whether to approve the Plan of Dissolution. These risk factors should be considered along with the other information included in this proxy statement and the documents delivered with and incorporated by reference into this proxy statement, including any forward-looking statements made in this proxy statement and such documents. See “Special Note Regarding Forward-Looking Statements.”

PROPOSAL 1: APPROVAL OF PLAN OF DISSOLUTION

General (See page 38)

At the special meeting, the shareholders of Northstar will be asked to approve the voluntary dissolution and liquidation of Northstar pursuant to the Plan of Dissolution. Our board of directors approved the Plan of Dissolution, subject to shareholder approval, on January 5, 2009. Washington law provides that a corporation may dissolve upon the recommendation of the board of directors of the corporation, followed by the approval of its shareholders. If the Plan of Dissolution is approved by the requisite vote of our shareholders at the special meeting and any adjournments or postponements of the special meeting, we intend to file articles of dissolution with the Secretary of State of the State of Washington, or the Secretary of State, as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Revenue of the State of Washington, or the Department of Revenue. We will be dissolved upon the effective date of our articles of dissolution, or the Effective Date. The Effective Date may be the date on which the articles of dissolution are filed or a later date specified in the articles of dissolution. We intend to make a public announcement in advance of the anticipated Effective Date. The effect of the dissolution will be that our corporate existence will continue, but we will not be permitted to carry on any business except that appropriate to wind up and liquidate our business and affairs.

The Plan of Dissolution provides for the voluntary dissolution, liquidation and winding up of Northstar. If the Plan of Dissolution is approved by our shareholders and implemented by us, we will, after the Effective Date, dispose of our remaining non-cash assets, consisting primarily of our Renova™ Cortical Stimulation System and related intellectual property, pay or make reasonable provision to pay all claims and obligations, make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party, distribute on a pro rata basis to our shareholders our remaining assets, and, subject to statutory limitations, take all other actions necessary to wind up and liquidate the corporation’s business and affairs. For more information regarding the proposed dissolution and liquidation of Northstar, see “Proposal 1: Approval of Plan of Dissolution.”

Reasons for Dissolution and Liquidation (See page 42)

Our board of directors believes that the voluntary dissolution and liquidation of Northstar is advisable and in the best interests of Northstar and our shareholders. Our board of directors has considered at length, with the assistance of legal and financial advisors, potential strategic alternatives available to Northstar, including continuing to execute on our strategic plan and further developing our cortical stimulation platform technology. Our board of directors, in making its determination, considered, in addition to other pertinent factors:

•     the potential enhanced shareholder value that might be derived if we were to continue to pursue our strategic plan;

•     the risks associated with our ongoing business operations, including the risks associated with technology in a relatively early stage of development;

•     the time and costs, including the costs of needed capital, associated with trying to bring our Renova™ Cortical Stimulation System to market;

•     our general business prospects;

•     the continued significant distress in the financing and capital markets; and

•     the fact that our efforts during the last six months of 2008 to identify a business combination transaction or other strategic transaction that would provide value to our shareholders or mitigate the risks of our ongoing operations did not result in the identification of any likely transactions in the near term.

Our board of directors has concluded that a statutory dissolution and liquidation under Washington law is the preferred strategy among the alternatives available to Northstar, is in the best interests of our shareholders and has adopted the Plan of Dissolution and recommends that our shareholders approve the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution—Reasons for Dissolution and Liquidation.”

Dissolution and Liquidation (See page 45)

If the Plan of Dissolution is approved by the requisite vote of our shareholders, the steps set forth below will be completed at such times as our board of directors, in its discretion and in accordance with the Washington Business Corporation Act, or WBCA, set forth in Title 23B of the Revised Code of Washington, or RCW, deems necessary, appropriate or advisable in the best interest of Northstar and its shareholders:

•     the filing of articles of dissolution with the Secretary of State after obtaining a revenue clearance certificate from the Department of Revenue;

•     the cessation of all of Northstar’s business activities except for those relating to winding up and liquidating Northstar’s business and affairs, including, but not limited to, prosecuting and defending suits by or against Northstar, collecting Northstar’s assets, converting Northstar’s assets into cash or cash equivalents, discharging or making provision for discharging Northstar’s liabilities, withdrawing from all jurisdictions in which Northstar is qualified to do business and distributing Northstar’s remaining property among our shareholders according to their interests;

•     the publication of notice of Northstar’s dissolution in a newspaper of general circulation in King County, Washington, within 30 days after the Effective Date, which notice must be published once a week for three consecutive weeks;

•     the provision of written notice of the commencement of proceedings of Northstar to wind up and dissolve to all known creditors and claimants of Northstar;

•     the collection, sale, exchange or other disposition of all or substantially all of Northstar’s non-cash property and assets, in one transaction or in several transactions to more than one buyer;

•     the payment of or the making of reasonable provision for the payment of all claims and obligations known to Northstar, and the making of such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against Northstar which is the subject of a pending action, suit or proceeding to which Northstar is a party, including, without limitation, the establishment and setting aside of a reasonable amount of cash and/or property to satisfy such claims against and obligations of Northstar;

•     the pro rata distribution to our shareholders, or the transfer to one or more liquidating trustees, for the benefit of our shareholders under a liquidating trust, of the remaining assets of Northstar after payment or provision for payment of claims against and obligations of Northstar; and

•     the taking of any and all other actions permitted or required by the WBCA and any other applicable laws and regulations.

See “Proposal 1: Approval of Plan of Dissolution—Principal Provisions of the Plan of Dissolution.”

Authority of Officers and Directors (See page 46)	The approval of the Plan of Dissolution by our shareholders also will authorize, without further shareholder action, our board of directors to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that our board of directors deems necessary, appropriate or desirable, in the absolute discretion of the board of directors, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs. See “Proposal 1: Approval of Plan of Dissolution—Principal Provisions of the Plan of Dissolution—Authority of Officers and Directors.”

Liquidating Trust (See page 47)	If deemed necessary, appropriate or desirable by our board of directors, in furtherance of the liquidation and distribution of our assets to shareholders in accordance with our Plan of Dissolution, we may transfer to one or more liquidating trustees, for the benefit of our shareholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and shareholders not disposed of at the time of dissolution of Northstar. Any trustee so appointed shall succeed to all right, title and interest of Northstar of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in its capacity as trustee, shall assume all of our claims and obligations, including any unsatisfied claims and unknown or contingent liabilities. Whether or not a trust shall have been previously established, if it should not be feasible for us to make the final liquidating distribution to our shareholders of all our assets and properties prior to the third anniversary of the filing of our articles of dissolution, then, on or before such date, we will be required to establish a trust and transfer any remaining assets and properties to the trustees. Not more than three years from the date of its creation, the liquidating trust must make a final distribution of any remaining assets to the holders of the beneficial interests of the trust. Any such distribution shall be only in the form of cash. See “Proposal 1: Approval of Plan of Dissolution—Principal Provisions of the Plan of Dissolution—Liquidating Trust.”

Cancellation of Common Stock (See page 48)	The liquidating distributions to shareholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of our common stock. As a condition to receipt of the liquidating distribution, our board of directors or trustees may require our shareholders to surrender to us their certificates evidencing their shares of common stock or to furnish us with evidence satisfactory to our board of directors or trustees of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board of directors or trustees. See “Proposal 1: Approval of Plan of Dissolution—Principal Provisions of the Plan of Dissolution—Cancellation of Common Stock.”

Amendment, Modification or Revocation of Plan of Dissolution (See page 48)	If for any reason our board of directors determines that such action would be in the best interest of Northstar, our board of directors may, in its sole discretion and without requiring further shareholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the WBCA, at any time within 120 days of the Effective Date. Our board of directors may not amend or modify the Plan of Dissolution under circumstances that would require additional shareholder approval under the WBCA and federal securities laws without complying with such requirements. The Plan of Dissolution would be void upon the effective date of any such revocation. See “Proposal 1: Approval of Plan of Dissolution—Principal Provisions of the Plan of Dissolution—Amendment, Modification or Revocation of Plan of Dissolution.”

Estimated Liquidating Distributions (See page 49)	Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we presently expect to make an initial distribution, within approximately 45 days after the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date of approximately $1.80 per share. We do not intend to make any further distributions until after we sell, liquidate or otherwise dispose of our remaining non-cash assets, consisting primarily of our Renova™ Cortical Stimulation System and related intellectual property, and pay or make reasonable provision to pay all claims against and obligations of Northstar. We currently estimate that the amount ultimately distributed will be between approximately $1.90 and $2.10 per share of common stock, assuming we are unable to sell our non-cash assets.

We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. Our board of directors has not established a firm timetable for any final distributions to our shareholders. Subject to contingencies inherent in winding up our business, our board of directors intends to authorize any distributions as promptly as reasonably practicable in the best interests of Northstar and its shareholders. Our board of directors, in its discretion, will determine the nature, amount and timing of all distributions. See “Proposal 1: Approval of Plan of Dissolution—Estimated Liquidating Distributions” and “Risk Factors—Risks Related to the Plan of Dissolution” for a discussion of the estimates and assumptions made in calculating the estimated range of liquidating distributions.

Many of the factors influencing the amount of cash distributed to our shareholders as a liquidating distribution cannot be currently quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the amount we currently estimate.

Conduct of the Company Following Dissolution (See page 51)	After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among our shareholders. See “Proposal 1: Approval of Plan of Dissolution—Conduct of the Company Following Dissolution.”

Sale of Remaining Assets (See page 51)	The Plan of Dissolution gives our board of directors the authority to dispose of all of our remaining property and assets without further shareholder approval. Shareholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms and at such prices as our board of directors, without further shareholder approval, may determine to be in the best interests of Northstar and our shareholders. We intend to sell our remaining non-cash assets, consisting primarily of our Renova™ Cortical Stimulation System and related intellectual property, on such terms as are approved by our board of directors in the best interests of Northstar and our shareholders. We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time. We intend to distribute the cash proceeds from any sale of our remaining non-cash assets to our shareholders within twelve months of such sale. In addition to our Renova™ Cortical Stimulation System and the related intellectual property, our remaining non-cash assets include our pre-clinical and clinical trial data and related regulatory filings, our neurostimulation device system designs and related documentation, and device systems inventory, tooling and manufacturing and test equipment. See “Proposal 1: Approval of Plan of Dissolution—Sale of Remaining Assets.”

Contingency Reserve (See page 52)	Under the WBCA, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities. Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that our board of directors believes will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities. We also may seek to acquire insurance coverage and take other steps our board of directors determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. We are currently unable to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps we may undertake to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to shareholders. From time to time, we may distribute to our shareholders on a pro rata basis any portions of the contingency reserve that our board of directors deems no longer to be required. See “Proposal 1: Approval of Plan of Dissolution—Contingency Reserve.”

Potential Liability of Shareholders (See page 52)	Under the WBCA, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us and are determined to be unreasonable, each shareholder could be held liable for amounts due creditors up to the amounts distributed to such shareholder under the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution—Potential Liability of Shareholders.”

Reporting Requirements (See page 53)	Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to our shareholders. If the Plan of Dissolution is approved by our shareholders, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the Securities and Exchange Commission, or SEC, to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. However, the SEC may not grant us the requested relief. See “Proposal 1: Approval of Plan of Dissolution—Reporting Requirements.”

Closing of Transfer Books (See page 53)

Our board of directors may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of:

•      the close of business on the record date fixed by our board of directors for the first or any subsequent installment of any liquidating distribution;

•      the close of business on the date on which our remaining assets are transferred to a liquidating trust; or

•      the date on which we file our articles of dissolution under the WBCA.

We expect that our board of directors will close our stock transfer books on or around the Effective Date. The Effective Date will be determined following the receipt of a revenue clearance certificate from the Department of Revenue and will be announced as soon as reasonably practicable after that time. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. See “Proposal 1: Approval of Plan of Dissolution—Closing of Transfer Books.”

Cessation of Trading of Common Stock (See page 53)	We anticipate that we will request that our common stock be delisted from the NASDAQ Global Market at the close of business on the Effective Date. As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, it is expected that trading in our shares of common stock will cease after the Effective Date. See “Proposal 1: Approval of Plan of Dissolution—Cessation of Trading of Common Stock.”

Absence of Dissenters’ Rights (See page 54)	Holders of our shares of common stock are not entitled to assert dissenters’ rights under Chapter 23B.13 of the RCW with respect to the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution—Absence of Dissenters’ Rights.”

Regulatory Approvals (See page 54)	We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Plan of Dissolution, except for compliance with applicable SEC regulations in connection with this proxy statement and compliance with the WBCA. Additionally, our dissolution requires that we obtain a revenue clearance certificate from the Department of Revenue certifying that we have paid or provided for every license fee, tax increase or penalty of Northstar. See “Proposal 1: Approval of Plan of Dissolution—Regulatory Approvals.”

Interests of Management in the Dissolution of the Company (See pages 54 and 60)

Our directors and current executive officers have vested and exercisable options to purchase an aggregate of 1,479,576 shares of our common stock, 960,238 of which have exercise prices below $1.91 per share, which was the closing sales price of our common stock on the NASDAQ Global Market on February 5, 2009. Options to purchase an aggregate of 52,500 shares of our common stock, at a weighted-average exercise price of $1.74, held by non-employee directors will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders contemplated hereby, contingent upon shareholder approval of the Plan of Dissolution. Effective January 31, 2009, as an additional retention incentive, all employees retained after January 30, 2009, including our executive officers, received acceleration of vesting of equity awards to the extent that such employees would have otherwise received accelerated vesting in accordance with their existing contractual agreements had they been terminated by Northstar without cause on January 30, 2009. Pursuant to the terms of the plans under which the options were granted, any options that have not been exercised prior to the Effective Date will automatically terminate on the Effective Date. See “Security Ownership of Certain Beneficial Owners and Management” for information on the number of shares and options held by our directors and executive officers.

In connection with the Plan of Dissolution, we will continue to compensate our officers, non-employee directors and employees at their existing compensation levels in connection with their services provided, and our executive officers are entitled to receive contractual severance and, in some cases, retention benefits and stay bonuses.

Following dissolution, we will continue to indemnify our directors, officers, employees, consultants and agents in accordance with our articles of incorporation, bylaws and contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. As part of our dissolution process, we will purchase insurance policies and coverage for periods subsequent to the Effective Date. See “Proposal 1: Approval of Plan of Dissolution–Principal Provisions of the Plan of Dissolution–Interests of Management in the Dissolution of the Company.”

Certain Material U.S. Federal Income Tax Consequences (See page 55)	After the approval of the Plan of Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration received for each asset sold and our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our shareholders in liquidation of their shares of our common stock. We currently do not anticipate making distributions of property other than cash to shareholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our shareholders, we may recognize gain upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

In general, for U.S. federal income tax purposes, we intend that amounts received by our shareholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of our common stock. As a result of our dissolution and liquidation, shareholders generally will recognize gain or loss equal to the difference between the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them and their tax basis for their shares of our common stock. In general, a shareholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder, and the value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock. In general, a shareholder will recognize gain as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by the shareholder with respect to a share exceeds the shareholder’s tax basis for that share. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution—Certain Material U.S. Federal Income Tax Consequences.”

Required Vote (See page 57)

The approval of the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the Plan of Dissolution.

Members of our board of directors who beneficially owned an aggregate of approximately 7.54% of the outstanding shares of common stock as of January 21, 2009 have indicated that they will vote in favor of the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution—Required Vote.”

Recommendation of our Board of Directors (See page 57)	Our board of directors has determined that the voluntary dissolution and liquidation of Northstar pursuant to the Plan of Dissolution is advisable and in the best interests of Northstar and its shareholders. Our board of directors has approved the Plan of Dissolution and unanimously recommends that shareholders vote “FOR” Proposal 1. See “Proposal 1: Approval of Plan of Dissolution—Recommendation of our Board of Directors.”

PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

General (See page 60)

We are seeking proxies to grant authority to the proxy holders to adjourn the special meeting to another date, time or place, if necessary, in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1. See “Proposal 2: Approval of Adjournment of Special Meeting to Solicit Additional Proxies—General.”

Required Vote (See page 60)

The approval of any adjournment of the special meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the special meeting. See “Proposal 2: Approval of Adjournment of Special Meeting to Solicit Additional Proxies—General.”

Recommendation of our Board of Directors (See page 60)	Our board of directors unanimously recommends that shareholders vote “FOR” Proposal 2. See “Proposal 2: Approval of Adjournment of Special Meeting to Solicit Additional Proxies—Recommendation of our Board of Directors.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why am I receiving this document?

A:	You are receiving this proxy statement and the enclosed proxy card from us because you held shares of our common stock at the close of business on [ ], 2009, the record date for the special meeting, and are entitled to vote at the special meeting to be held on [ ], 2009. This proxy statement and the accompanying materials are being mailed to our shareholders beginning on or about [ ], 2009. This proxy statement and the accompanying materials contain important information about the items to be voted upon at the special meeting, and we recommend that you read them in their entirety. The enclosed proxy card allows you to vote your shares by proxy without attending the special meeting.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, shareholders will consider and vote on two proposals:

1.	to approve the voluntary dissolution and liquidation of Northstar pursuant to a Plan of Dissolution in the form attached to this proxy statement as Annex A; and

2.	to approve any proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

Q:	How does the board of directors of Northstar recommend I vote on the proposals?

A:	Our board of directors unanimously recommends that you vote “FOR” approval of both Proposals 1 and 2.

Q:	How many shares must be present to hold the special meeting?

A:	Under Washington law, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, other than solely to object to holding the meeting or transacting business at the meeting, the share will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be set for that adjourned meeting. Shares may be represented and deemed present for quorum purposes by any of the following methods:

•	if the holder has return a signed and dated proxy card, even if the proxy card is marked as an abstention; or

•	if the holder attends the special meeting (other than solely to object to holding the meeting or transacting business at the meeting), even if the holder abstains from voting.

Broker non-votes, which occur when a broker, bank or other nominee has not received specific voting instructions from a beneficial owner of shares held in street name and indicates that the broker, bank or other nominee does not have discretionary authority to vote a particular matter on the proxy card, also will deemed present for purposes of determining whether a quorum is achieved.

Q:	What if a quorum is not present at the special meeting?

A:	If a quorum is not present at the scheduled time of the special meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The time and place of any adjourned meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the special meeting.

Q:	How many votes are required to authorize and approve the Plan of Dissolution?

A:	The approval of the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the Plan of Dissolution. Members of our board of directors who beneficially owned an aggregate of approximately 7.54% of the outstanding shares of common stock as of January 21, 2009 have indicated that they will vote in favor of the Plan of Dissolution.

Q:	How do I vote?

A:	You can vote by signing, dating and mailing your proxy card in the postage prepaid envelope provided.

If you own your shares through a bank, broker or other nominee you should follow the separate instructions that the record owner provides to you.

If you attend the special meeting and wish to vote in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee and you would like to vote in person at the special meeting, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on [                    ], 2009, the record date for the special meeting.

Q:	Can I change my vote after I submit my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	delivering a written notice of revocation bearing a date later than the date of your proxy card to our corporate secretary;

•	signing and delivering to our corporate secretary a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or completed new proxy card, as the case may be, to our corporate secretary at the following address: Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will not vote your shares on any matter presented in this proxy statement, although the proxy holders may vote your shares as they determine in their discretion with respect to any other matters properly presented for a vote at the special meeting and any adjournments or postponements thereof. We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the broker, bank or other nominee will inform our inspector of election that it does not have the authority to vote on the proposals with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. A broker non-vote will have the effect of a vote against the proposal to approve the Plan of Dissolution but will not have any impact on the vote on Proposal 2. Please provide voting instructions to the nominee that holds your shares by carefully following their instructions.

Q:	What if my shares are held in “street name” by a broker, bank or other nominee?

A:	If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Shareholders should follow the directions provided by their broker, bank or other nominee regarding how to give instructions regarding how to vote their shares.

Q:	Who is bearing the expenses of the solicitation of proxies in connection with the special meeting?

A:	We will bear the expense of the solicitation of proxies from our shareholders. We have not retained a proxy solicitor in connection with the special meeting. We will solicit proxies in person or by mail, telephone, facsimile or other electronic means. Our directors, officers and regular employees who solicit proxies will not receive additional compensation.

Following the original mailing of the proxy statement and any other soliciting materials, we will request brokers, banks and other nominees and record holders of our common stock to:

•	forward copies of the proxy statement and any other soliciting materials to each beneficial owner for whom they hold shares; and

•	request authority for the exercise of proxies.

We will reimburse any of these brokers, banks and other nominees and record holders for their reasonable out-of-pocket expenses in forwarding such materials. See “The Special Meeting—Expenses of Solicitation.”

Q:	Are there risks I should consider before deciding on the proposals?

A:	Yes. You should carefully consider the risk factors beginning on page 23 of this proxy statement in evaluating whether to approve the Plan of Dissolution. These risk factors should be considered along with the other information included in this proxy statement and the documents delivered with and incorporated by reference into this proxy statement, including any forward-looking statements made in this proxy statement and such documents. See “Special Note Regarding Forward-Looking Statements.”

Q:	What will happen if the Plan of Dissolution is approved?

A:	If the Plan of Dissolution is approved by the requisite vote of our shareholders, the steps set forth below will be completed at such times as our board of directors, in its discretion and in accordance with the WBCA, deems necessary, appropriate or advisable in the best interest of Northstar and its shareholders:

•	the filing of articles of dissolution with the Secretary of State after obtaining a revenue clearance certificate from the Department of Revenue;

•

the cessation of all of Northstar’s business activities except for those relating to winding up and liquidating Northstar’s business and affairs, including, but not limited to, prosecuting and defending suits by or against Northstar, collecting Northstar’s assets, converting Northstar’s assets into cash or cash equivalents, discharging or making provision for discharging Northstar’s liabilities, withdrawing from all jurisdictions in which Northstar is qualified to do business and distributing Northstar’s remaining property among our shareholders according to their interests;

•

the publication of notice of Northstar’s dissolution in a newspaper of general circulation in King County, Washington, within 30 days after the Effective Date, which notice must be published once a week for three consecutive weeks;

•	the provision of written notice of the commencement of proceedings of Northstar to wind up and dissolve to all known creditors and claimants of Northstar;

•	the collection, sale, exchange or other disposition of all or substantially all of Northstar’s non-cash property and assets, in one transaction or in several transactions to more than one buyer;

•

the payment of or the making of reasonable provision for the payment of all claims and obligations known to Northstar, and the making of such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against Northstar which is the subject of a pending action, suit or proceeding to which Northstar is a party, including, without limitation, the establishment and setting aside of a reasonable amount of cash and/or property to satisfy such claims against and obligations of Northstar;

•

the pro rata distribution to our shareholders, or the transfer to one or more liquidating trustees, for the benefit of our shareholders under a liquidating trust, of the remaining assets of Northstar after payment or provision for payment of claims against and obligations of Northstar; and

•	the taking of any and all other actions permitted or required by the WBCA and any other applicable laws and regulations.

See “Proposal 1: Approval of Plan of Dissolution—Principal Provisions of the Plan of Dissolution.”

Q:	What will happen if the Plan of Dissolution is not approved?

A:	If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, alternatives are available for the future of Northstar, particularly in light of the fact that we have terminated substantially all of our employees, are in the process of terminating all of our ongoing clinical trials, informed the FDA of such intention to terminate and commenced the process of winding up our business and will continue to incur net losses for the foreseeable future. We took these steps in the interest of preserving cash available for distribution to shareholders and in recognition of the expectation that the announcement of approval of the Plan of Dissolution would adversely affect our ability to proceed with our PROSPECT clinical trials. There is currently no active business left to operate, and rehiring employees and recommencing our PROSPECT clinical trials would take several months at a cost we are unable to estimate.

Possible alternatives include selling all of our stock or assets, changing our business focus, distributing cash to shareholders pursuant to an extraordinary dividend, conducting an issuer tender offer, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our board of directors does not know which alternatives it might consider, or what impact any alternative might have on shareholder value. If our shareholders do not approve the Plan of Dissolution, we expect that our cash resources will continue to diminish and we would face risks related to continuing our historical business described in this proxy statement. These risks could materially and adversely affect our business, financial condition or operating results and the value of our common stock, and you may lose all or part of your investment. Moreover, any alternative we select may have unanticipated negative consequences.

See “Risk Factors—Risks Related to the Plan of Dissolution.”

Q:	What will shareholders receive in the liquidation?

A:	Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by law, distribute any remaining cash to our shareholders. We can only estimate the amount of cash that may be available for distribution among our shareholders. We currently estimate that the amount ultimately distributed will be between approximately $1.90 and $2.10 per share of common stock, assuming we are unable to sell our non-cash assets. Many of the factors influencing the amount of cash distributed to our shareholders as a liquidating distribution cannot be currently quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Plan of Dissolution when you vote on the proposal to approve the Plan of Dissolution. You may receive substantially less than the amount we currently estimate. See “Proposal 1: Approval of Plan of Dissolution—Estimated Liquidating Distributions.”

Q:	When will shareholders receive payment of any available liquidation proceeds?

A:	Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we presently expect to make an initial distribution, within approximately 45 days after the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date of approximately $1.80 per share. We do not intend to make any further distributions until after we sell, liquidate or otherwise dispose of our remaining non-cash assets, consisting primarily of our Renova™ Cortical Stimulation System and related intellectual property, and pay or otherwise make reasonable provision for the payment of claims against and obligations of Northstar. We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater, or the value of our non-cash assets is less, than we anticipate, our shareholders may receive substantially less than the amount we currently estimate. Our board of directors has not established a firm timetable for any final distributions to our shareholders. Subject to contingencies inherent in winding up our business, our board of directors intends to authorize any distributions as promptly as reasonably practicable in the best interests of Northstar and its shareholders. Our board of directors, in its discretion, will determine the nature, amount and timing of all distributions. See “Proposal 1: Approval of Plan of Dissolution—Estimated Liquidating Distributions” and “Risk Factors—Risks Related to the Plan of Dissolution” for a discussion of the estimates and assumptions made in calculating the estimated range of liquidating distributions.

Q:	What happens to my shares of common stock after the dissolution of Northstar?

A:	The liquidating distributions to shareholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of our common stock. Thereafter, each holder of our common stock will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the Plan of Dissolution.

Q:	Should I send in my stock certificates now?

A:	No. You should not forward your stock certificates before receiving instructions to do so.

As a condition to receipt of the liquidating distributions, our board of directors or trustees may require our shareholders to surrender to us their certificates evidencing their shares of common stock or to furnish us with evidence satisfactory to our board of directors or trustees of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board of directors or trustees. If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Q:	Can I still sell my shares?

A:	Yes, for a limited period of time. However, our board of directors may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of:

•	the close of business on the record date fixed by our board of directors for the first or any subsequent installment of any liquidating distribution;

•	the close of business on the date on which our remaining assets are transferred to a liquidating trust; or

•	the date on which we file our articles of dissolution under the WBCA.

We expect that our board of directors will close our stock transfer books on or around the Effective Date. The Effective Date will be determined following the receipt of a revenue clearance certificate from the Department of Revenue and will be announced as soon as reasonably practicable after that time. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. In addition, we anticipate that we will request that our common stock be delisted from the NASDAQ Global Market at the close of business on the Effective Date. See “Proposal 1: Approval of Plan of Dissolution—Closing of Transfer Books.”

Q:	Do I have dissenters’ rights?

A:	No. Holders of our shares of common stock are not entitled to assert dissenters’ rights under Chapter 23B.13 of the WBCA with respect to the Plan of Dissolution.

Q:	What do shareholders need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the documents delivered with and incorporated by reference into this proxy statement, each shareholder should complete, sign and date his or her proxy card and mail it in the enclosed postage prepaid envelope as soon as possible so that his or her shares may be represented at the special meeting.

Q:	Who should I contact with questions?

A:	If you have any additional questions about the special meeting or the proposals presented in this proxy statement, you should contact:

Brian B. Dow, Vice President of Finance, Chief Financial Officer and Secretary

Northstar Neuroscience, Inc.

2401 Fourth Avenue, Suite 300

Seattle, Washington 98121

Telephone: (206) 902-1997

NORTHSTAR NEUROSCIENCE, INC.

2401 Fourth Avenue, Suite 300 Seattle, Washington 98121

THE SPECIAL MEETING

General

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our board of directors to be used at a special meeting of shareholders to be held on [                    ], 2009, at 8:00 a.m., local time, at the offices of DLA Piper LLP (US) at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104 and any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. This proxy statement and the accompanying proxy card and related materials are first being mailed to holders of record of our common stock on the record date on or about [                    ], 2009.

Our principal executive office is located at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, and our telephone number at our principal executive office is (206) 902-1997. Please contact us at this telephone number for directions to the meeting.

Proposals

At the special meeting, our shareholders will consider and vote upon:

1.	a proposal to approve the voluntary dissolution and liquidation of Northstar pursuant to a Plan of Dissolution in the form attached to this proxy statement as Annex A; and

2.	a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

Record Date and Voting Securities

Only holders of record of our common stock as of the close of business on [                    ], 2009, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, there were [            ] shares of our common stock outstanding held by [            ] holders of record.

Each holder of common stock is entitled to one vote for each share of common stock held of record on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the special meeting. Shares cannot be voted at the special meeting unless the holder thereof is present or represented by proxy.

Quorum

Under Washington law, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, other than solely to object to holding the meeting or transacting business at the meeting, the share will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be set for that adjourned meeting. Shares may be represented and deemed present for quorum purposes by any of the following methods:

•	if the holder has return a signed and dated proxy card, even if the proxy card is marked as an abstention; or

•	if the holder attends the special meeting (other than solely to object to holding the meeting or transacting business at the meeting), even if the holder abstains from voting.

Broker non-votes, which occur when a broker, bank or other nominee has not received specific voting instructions from a beneficial owner of shares held in street name and indicates that the broker, bank or other nominee does not have discretionary authority to vote a particular matter on the proxy card, also will deemed present for purposes of determining whether a quorum is achieved.

Required Votes

Required Vote for Proposal 1. The approval of the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the Plan of Dissolution.

Required Vote for Proposal 2. The approval of any adjournment of the special meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the special meeting. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Our board of directors unanimously recommends voting “FOR” approval of both Proposals 1 and 2.

Voting by Proxy

Our board of directors has selected John S. Bowers Jr. and Brian B. Dow, the persons named as proxies in the proxy card accompanying this proxy statement, to serve as proxies at the special meeting. Mr. Bowers is one of our directors and our President and Chief Executive Officer. Mr. Dow is our Vice President of Finance, Chief Financial Officer and Secretary. The shares of common stock represented by each executed and returned proxy card will be voted in accordance with the directions indicated on the proxy card. If no direction is indicated on a signed proxy card, the proxy holders will not vote your shares on any matter presented in this proxy statement. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that properly may be presented for action at the special meeting and any adjournments or postponements thereof. We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting.

You can vote by signing, dating and mailing your proxy card in the postage prepaid envelope provided.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Revocation of Proxy

You may revoke a proxy or change your vote at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	signing and delivering to our corporate secretary a new proxy card relating to the same shares and bearing a later date;

•	delivering a written notice of revocation bearing a date later than the date of your proxy card to our corporate secretary; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or completed new proxy card, as the case may be, to our corporate secretary at the following address: Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121.

Expenses of Solicitation

Northstar will bear the expense of the solicitation of proxies from our shareholders. We have not retained a proxy solicitor in connection with the special meeting. We will solicit proxies in person or by mail, telephone, facsimile or other electronic means. Our directors, officers and regular employees who solicit proxies will not receive additional compensation.

Following the original mailing of the proxy statement and any other soliciting materials, we will request brokers, banks and other nominees and record holders of our common stock (1) to forward copies of the proxy statement and any other soliciting materials to each beneficial owner for whom they hold shares, and (2) to request authority for the exercise of proxies. We will reimburse any of these brokers, banks and other nominees and record holders for their reasonable out-of-pocket expenses in forwarding such materials.

Voting in Person

If you attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you would like to vote in person at the special meeting, you must bring to the special meeting an account statement or letter from the broker, bank or other nominee indicating that you were the beneficial owner of the shares on [                    ], 2009, the record date for the special meeting.

Abstentions and Broker Non-Votes

Only shares voted “FOR” Proposal 1, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” approval of the Plan of Dissolution.

Brokers, banks or other nominees who hold shares of our common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this proxy statement without specific instructions from the customer. Proxies submitted by a broker, bank or other nominee that do not exercise this voting authority are referred to as “broker non-votes.” If your common stock is held in street name, your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or nominee with this proxy statement. Accordingly, you are urged to complete, sign, date and return the enclosed proxy card to indicate your vote and fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against the approval of the Plan of Dissolution. Abstentions and broker non-votes will have no impact on the vote on Proposal 2.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents delivered herewith and incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including, without limitation, statements regarding our or our management’s expectations, hopes, beliefs, intentions, or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, without limitation, statements regarding: the timing, nature or amount of our estimated liquidating distributions; the amounts of any contingency reserves; the status of litigation or our expectations regarding any litigation; the timing of any action contemplated by the Plan of Dissolution; management’s projections regarding estimated claims, liabilities and expenses; and our expectations concerning material federal tax consequences to our shareholders. Forward-looking statements are based on the opinions, expectations, forecasts, assumptions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results or the level of activity, performance or achievements expressed or implied by such statements to differ materially from our expectations of future results, level of activity, performance or achievements expressed or implied by those statements. Factors that could affect actual results, level of activity, performance or achievements include, among other, the risks and uncertainties described under the heading “Risk Factors” set forth below and described in our annual report on Form 10-K for the year ended December 31, 2008, a copy of which is being delivered with this proxy statement, and other reports we may file with the SEC.

Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement or, in the case of documents delivered with and incorporated by reference into this proxy statement, the date of those documents. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included in this proxy statement and the documents delivered with and incorporated by reference into this proxy statement, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Plan of Dissolution

The amount we distribute to our shareholders pursuant to the Plan of Dissolution may be substantially less than the amount we currently estimate if the amounts of our liabilities, other obligations and expenses and claims against us are higher than we currently anticipate.

The amount of cash ultimately distributed to shareholders pursuant to the Plan of Dissolution depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish, during the liquidation process, and the amount we generate from the sale of our remaining non-cash assets, consisting primarily of our Renova™ Cortical Stimulation System and related intellectual property. We have attempted to estimate reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate. Factors that could impact our estimates include the following:

•

If any of the estimates regarding the Plan of Dissolution, including the net proceeds from the sale of our Renova™ Cortical Stimulation System, which, given the current macroeconomic conditions, for purposes of our estimates in this proxy statement we have assigned no value, and the expense of satisfying outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, the amount we distribute to our shareholders may be substantially less than the amount we currently estimate. For instance, if claims are asserted against us, including any claims related to the termination of our clinical trials or the removal of our Renova™ Cortical Stimulation System from patients in our clinical trials, we will have to defend or resolve such claims before making distributions to our shareholders, which will reduce amounts otherwise available for distribution to our shareholders. In addition, an assignor of certain of our intellectual property has asserted that he is entitled to reversion of such intellectual property upon our dissolution, which may adversely affect our ability to sell such intellectual property in a timely manner, although we do not believe that he has rights in any of our intellectual property;

•

We have made estimates regarding the expense of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate Northstar. Our actual expenses could vary significantly and depend on the timing and manner of the sale of our non-cash assets. If the timing differs from our plans, we may incur additional expenses above our current estimates, which could substantially reduce funds available for distribution to our shareholders; and

•

We have assumed that all material contract rights can be effectively transferred to third parties. If we are unable to obtain any required consents with the counterparties to those contracts, our ability to transfer such rights may be impaired.

We will continue to incur the expenses of complying with public company reporting requirements, which may be economically burdensome.

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to our shareholders. If the Plan of Dissolution is approved by our shareholders, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. To the extent that we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and, as a result, will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our shareholders. These expenses include, among others, those costs relating to:

•	the preparation, review, filing and dissemination of SEC filings;

•	maintenance of effective internal controls over financial reporting; and

•	audits, attestations and reviews conducted by our independent registered public accountants.

If the amount of our contingency reserve is insufficient to satisfy the aggregate amount of our liabilities and other obligations and is determined to be unreasonable, each shareholder may be liable to our creditors for the amount of liquidating distributions received by such shareholder under the Plan of Dissolution, which could also have adverse tax consequences.

After the Effective Date, our corporate existence will continue, but we will not be able to carry on any business except for the purpose of winding up the business and affairs of Northstar. Following the Effective Date, we will pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual or statutory claims, known to us. We also may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of Northstar. In the event that the amount of the contingency reserve, insurance and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us and are determined to be unreasonable, each shareholder could be held liable for amounts due to creditors up to the amounts distributed to such shareholder under the Plan of Dissolution. In such event, a shareholder could be required to return all amounts received as distributions pursuant to the Plan of Dissolution and ultimately could receive nothing under the Plan of Dissolution. Moreover, for U.S. federal income tax purposes, payments made by a shareholder in satisfaction of our liabilities not covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations under the Internal Revenue Code of 1986, as amended, or the Code. See “Proposal 1: Approval of Plan of Dissolution—Certain Material U.S. Federal Income Tax Consequences.”

Liquidating distributions to our shareholders could be delayed or diminished.

All or a portion of any distributions to our shareholders could be delayed, depending on many factors, including, without limitation:

•

if a creditor or other third party seeks an injunction against the making of distributions to our shareholders on the ground that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations;

•

if we become a party to lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with the termination of our clinical trials or the removal of our Renova™ Cortical Stimulation System from patients in our clinical trials;

•	if we are unable to sell our remaining non-cash assets or if such sales take longer than expected;

•	if we are unable to resolve claims with creditors or other third parties, or if such resolutions take longer than expected; or

•	if the Department of Revenue audits us and thereby delays the issuance of the revenue clearance certificate required to file our articles of dissolution with the Secretary of State.

Any of the foregoing could delay or substantially diminish the amount available for distribution to our shareholders. In addition, pursuant to the WBCA, claims and demands may be asserted against us at any time during the three years following the Effective Date. Accordingly, our board of directors may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of Northstar that may arise during the three-year period following the Effective Date. As a result of these factors, we may retain for distribution at a later date, if at all, some or all of the estimated amounts that we expect to distribute to shareholders.

Shareholders will lose the opportunity to capitalize on potential growth opportunities from the continuation of our business.

Although our board of directors believes that the Plan of Dissolution is more likely to result in greater returns to shareholders than if we continued the status quo or pursued other alternatives, if the Plan of Dissolution is approved, shareholders will lose the opportunity to capitalize on potential business and possible future growth opportunities that may have arisen if we had continued our cortical stimulation business or pursued other alternatives. It is possible that these opportunities could prove to be more valuable than the liquidating distributions our shareholders would receive pursuant to the Plan of Dissolution.

Shareholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for U.S. federal income tax purposes, our shareholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (ii) their tax basis for their shares of our common stock. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution–Certain Material U.S. Federal Income Tax Consequences.”

Recordation of transfers of our common stock on our stock transfer books will be restricted as of a future date that our board of directors will determine, and thereafter it generally will not be possible for shareholders to change record ownership of our stock.

Our board of directors may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of (x) the close of business on the record date fixed by our board of directors for the first or any subsequent installment of any liquidating distribution, (y) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (z) the date on which we file our articles of dissolution under the WBCA. We expect that our board of directors will close our stock transfer books on or around the Effective Date. The Effective Date will be determined following the receipt of a revenue clearance certificate from the Department of Revenue and will be announced as soon as reasonably practicable after that time. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. In addition, we anticipate that we will request that our common stock be delisted from the NASDAQ Global Market at the close of business on the Effective Date.

Further shareholder approval will not be required in connection with the implementation of the Plan of Dissolution, including for the sale of all or substantially all of our non-cash assets as contemplated in the Plan of Dissolution.

The approval of the Plan of Dissolution by our shareholders also will authorize, without further shareholder action, our board of directors to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that our board of directors deems necessary, appropriate or desirable, in the absolute discretion of the board of directors, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs. Accordingly, we will be authorized to dispose of our Renova™ Cortical Stimulation System, related intellectual property and any and all other non-cash assets without further shareholder approval. As a result, our board of directors may authorize actions in implementing the Plan of Dissolution, including the terms and prices for the sale of our Renova™ Cortical Stimulation System and related intellectual property, with which our shareholders may not agree.

Our board of directors may revoke implementation of the Plan of Dissolution even if it is approved by our shareholders.

Even if our shareholders approve the Plan of Dissolution at the special meeting, if for any reason our board of directors determines that such action would be in the best interests of Northstar or our shareholders, our board of directors may, in its sole discretion and without requiring further shareholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the WBCA, at any time within 120 days of the Effective Date. A revocation of the Plan of Dissolution would result in our shareholders not receiving any liquidating distributions pursuant to the Plan of Dissolution.

If our shareholders do not approve the Plan of Dissolution, our resources may diminish completely.

If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, alternatives are available for the future of Northstar, particularly in light of the fact that we have terminated substantially all of our employees, are in the process of terminating all of our ongoing clinical trials, informed the FDA of such intention to terminate and commenced the process of winding up our business and will continue to incur net losses for the foreseeable future. We took these steps in the interest of preserving cash available for distribution to shareholders and in recognition of the expectation that the announcement of approval of the Plan of Dissolution would adversely affect our ability to proceed with our PROSPECT clinical trials. There is currently no active business left to operate, and rehiring employees and recommencing our PROSPECT clinical trials would take several months at a cost we are unable to estimate.

Possible alternatives include selling all of our stock or assets, changing our business focus, distributing cash to shareholders pursuant to an extraordinary dividend, conducting an issuer tender offer, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our board of directors does not know which alternatives it might consider, or what impact any alternative might have on shareholder value. If our shareholders do not approve the Plan of Dissolution, we expect that our cash resources will continue to diminish and we would face risks related to continuing our historical business described in this proxy statement. These risks could materially and adversely affect our business, financial condition or operating results and the value of our common stock, and you may lose all or part of your investment. Moreover, any alternative we select may have unanticipated negative consequences.

If our shareholders do not approve the Plan of Dissolution, our stock price may be adversely affected.

On January 2, 2009, the trading day immediately prior to our announcement that our board of directors had approved the Plan of Dissolution, the closing sales price of our common stock on the NASDAQ Global Market was $1.28. From January 5, 2009 to the date of this proxy statement, the sales price of our common stock on the

NASDAQ Global Market has ranged from a high of $[            ] and a low of $[            ]. If our shareholders do not approve the Plan of Dissolution, our stock price may be adversely affected due to the market’s doubt as to our ability to restart and operate successfully our cortical stimulation business or to pursue successfully other strategic alternatives, and we may not be able to retain our listing on the NASDAQ Global Market.

Risks Related to Our Continuing Business Operations if the Plan of Dissolution is Not Approved by Our Shareholders

If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, alternatives are available for the future of Northstar, particularly in light of the fact that we have terminated substantially all of our employees, are in the process of terminating all of our ongoing clinical trials, informed the FDA of such intention to terminate and commenced the process of winding up our business and will continue to incur net losses for the foreseeable future. There is currently no active business left to operate.

Possible alternatives include selling all of our stock or assets, changing our business focus, distributing cash to shareholders pursuant to an extraordinary dividend, conducting an issuer tender offer, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our board of directors does not know which alternatives it might consider, or what impact any alternative might have on shareholder value. Any alternative we select may have unanticipated negative consequences.

The risks below describe the risks related to our business if the Plan of Dissolution is not approved and we continue to pursue a strategy of using our cash on hand, any cash generated from financing activities, and any cash that may be generated by our cortical stimulation business to support our continued operations while we continue to explore whether there may be opportunities to realize potential value from our remaining business assets.

The risks and uncertainties described below are not the only ones facing Northstar, and our risks and uncertainties may change if the Plan of Dissolution is not approved and we alter our business strategy. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Continuing to pursue the commercialization of our RenovaTM Cortical Stimulation System would require significant changes to our current operations, which may not be possible to implement in a timely manner, if at all.

If our shareholders do not approve the Plan of Dissolution and our board of directors determines that we should pursue our historical business model of seeking to commercialize our RenovaTM Cortical Stimulation System for the treatment of major depressive disorder, we will need to significantly change our current operations. We have terminated substantially all of our employees, are in the process of terminating all of our ongoing clinical trials, informed the FDA of such intention to terminate and commenced the process of winding up our business. We took these steps in the interest of preserving cash available for distribution to shareholders and in recognition of the expectation that the announcement of approval of the Plan of Dissolution would adversely affect our ability to proceed with our PROSPECT clinical trials. There is currently no active business left to operate, and rehiring employees and recommencing our PROSPECT clinical trials would take several months at a cost we are unable to estimate. Pursuing the commercialization of our RenovaTM Cortical Stimulation System would require us to:

•	attract and retain additional personnel, including a senior management team and other key employees;

•	restart our PROSPECT clinical trials, including re-engaging with the U.S. Food and Drug Administration, or FDA, clinical sites and medical professionals necessary to carry out clinical trials; and

•	resume our other clinical efforts and clinical support functions.

Implementing the changes necessary to pursue the commercialization of our RenovaTM Cortical Stimulation System will require time and resources, and the parties with whom we must do business may be reluctant to work with us given our announced intention to wind up our trials, business and affairs. We may not be able to implement these changes in a timely manner, if at all, which would have a material and adverse effect on our ability to pursue our historical business model.

If we are unable to commercialize our Renova™ Cortical Stimulation System for any reason, our ability to generate revenue will be significantly harmed and our stock price will likely decline.

Since June 2003 we have invested substantially all of our financial resources and our research and product development efforts in our Renova™ Cortical Stimulation System. We do not anticipate generating any revenue for several years and may never become profitable. Prior to January 2009, we had focused substantially all of our workforce, clinical and research efforts, and financial assets on the continued development of a therapy for major depressive disorder. The commercial success of our Renova™ Cortical Stimulation System depends upon:

•	restarting and completing our PROSPECT clinical trials and successfully demonstrating the safety and efficacy of our system for the treatment of major depressive disorder;

•	completing future trials, including a pivotal trial, that successfully demonstrate the safety and efficacy of our system for the treatment of major depressive disorder;

•	obtaining approval from the FDA to market our Renova™ Cortical Stimulation System in the U.S.;

•	manufacturing our system in commercial quantities;

•	the commercial launch and market acceptance of our system; and

•	obtaining levels of reimbursement by governmental and other third party payors, such as the Medicare and Medicaid programs and private healthcare insurers.

If we do not achieve each of these objectives, we may be unable to commercialize our Renova™ Cortical Stimulation System or generate any revenue, which would materially and adversely affect our financial position, operating results, and stock price and could force us to cease operations.

We have incurred losses since inception and anticipate that we will continue to incur increasing losses for the foreseeable future.

We are a development stage company with a limited operating history and no revenue from the sale of our cortical stimulation product. We have incurred losses in each year since our formation in 1999. We currently do not have, and do not expect to have for several years, any products approved for commercialization or any source of revenue. We have been engaged in research and development since our inception and have invested substantially all of our time and resources in developing our Renova™ Cortical Stimulation System. Development of a new medical device, including conducting clinical trials and seeking regulatory approvals, is a long, expensive, and uncertain process. We expect to continue incurring significant operating losses for at least the next several years. These losses have had, and will continue to have, an adverse effect on our shareholders’ equity and working capital.

We expect to incur significant clinical and regulatory expenses in connection with our clinical trials and trials that we may initiate in the future. We also expect our product development expenses to continue in connection with our product development initiatives. In addition, if the FDA approves our Renova™ Cortical

Stimulation System for the treatment of major depressive disorder, we would incur significant corporate infrastructure and sales and marketing expenses, prior to recording sufficient revenue to offset these expenses. If we are unable to successfully develop, receive regulatory approval for, and commercialize, our Renova™ Cortical Stimulation System, we may never generate revenue or be profitable and we may have to cease operations. Because of the numerous risks and uncertainties associated with developing new medical devices, we are unable to predict the extent of any future losses or when we will become profitable, if ever.

Our Renova™ Cortical Stimulation System is based on novel technology.

We are subject to the risks of failure inherent in the development of products based on new technologies. The use of our Renova™ Cortical Stimulation System to treat neurological diseases and disorders, including major depressive disorder, is a novel application of neurostimulation therapy that has not previously been investigated to any meaningful extent. The novel nature of our treatment results in significant technical, scientific, and regulatory challenges related to product development and system optimization, government regulation, third-party reimbursement, and market acceptance. Accordingly, our Renova™ Cortical Stimulation System may not become a viable commercial alternative to other therapies, including those based on electrical stimulation of other parts of the brain or nervous system. These challenges may prevent us from developing and commercializing our Renova™ Cortical Stimulation System on a timely and profitable basis, or at all.

We will need substantial additional funding and may not be able to raise capital when needed, which would force us to delay, reduce or eliminate our product development efforts.

Until the time, if ever, when we can generate a sufficient amount of product revenue, we expect to finance our future cash needs through public or private equity offerings, debt financings, corporate collaboration, or licensing arrangements, as well as through income earned on cash and investment balances.

Additional capital may not be available when needed on terms favorable to us, if at all. If we raise additional funds by issuing equity securities, our shareholders will experience dilution. Debt financing, if available, would likely involve restrictive covenants or additional security interests in our assets. Any additional debt or equity financing may contain terms that are not favorable to our shareholders or us. If we raise additional funds through collaboration or licensing arrangements with third parties, it may be necessary to relinquish rights to our technologies or products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to delay, reduce the scope of, or eliminate some or all of, our development programs, or liquidate some or all of our assets.

Our future funding requirements will depend on many factors, including:

•	the scope, rate of progress, and cost of our clinical trials;

•	clinical trial results;

•	costs of ongoing research and development related to depression;

•	the costs and timing of regulatory approvals;

•	the working capital required for general and administrative expenses;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the cost of establishing clinical and potential commercial supplies of our Renova™ Cortical Stimulation System and any other products that we may develop;

•	the rate of market acceptance of our device;

•	the effect of competing products and market developments;

•	the cost of defending, in litigation or otherwise, any claims that we infringe third party patent or other intellectual property rights or enforcing our patent and other intellectual property rights;

•	the cost of defending other litigation or disputes with or claims by third parties; and

•	the extent to which we acquire or invest in businesses, products, and technologies.

If we are unable to complete, or experience delays in completing, our clinical trials, or if our clinical trial results are insufficient in meeting clinical or regulatory objectives, our ability to commercialize our Renova™ Cortical Stimulation System and our financial position will be impaired.

Conducting clinical trials is a long, expensive, complex, and uncertain process. Conducting clinical trials involves screening, assessing, testing, treating, and monitoring patients at clinical sites, coordinating with patients and clinical institutions as well as with neurologists, neurosurgeons, psychiatrists, radiologists, and other medical specialists. Our board of directors approved the Plan of Dissolution immediately prior to the enrollment of the first patient in our expanded PROSPECT clinical trial, which would have been our second clinical study of our Renova™ Cortical Stimulation System for the treatment of major depressive disorder. We have informed the FDA of our intention to terminate all of our ongoing clinical trials. Therefore, to complete our PROSPECT clinical trials we would have to attract and retain additional personnel, including a senior management team and other key employees, re-engage with the FDA and obtain approval to restart our clinical trials, re-engage with the six clinical trial sites and restart our enrollment efforts. As a result, even if we were able to restart our PROSPECT clinical trials, we would experience significant obstacles in completing our clinical trials, and they could be delayed or cancelled for several reasons, including:

•	we may not be able to attract and retain sufficient additional personnel to support the clinical trials;

•	patients may not enroll, randomize, or complete the clinical trials at the rate we expect;

•	patient attrition rates may significantly exceed our expected attrition rates;

•

patients may experience serious device or procedure-related adverse reactions, causing us, a clinical site Institutional Review Board, the study Data and Safety Monitoring Board, the FDA, or other regulatory authorities to suspend or terminate the clinical trial;

•	clinical trial sites and investigators previously engaged to conduct our clinical trials may elect not to re-engage;

•	clinical investigators may not perform the trial on schedule or consistent with the trial protocol, regulations, and good clinical practices; and

•

regulatory inspections of the trial or manufacturing facilities may require us to undertake corrective action or suspend or terminate our clinical trial if inspectors have concerns regarding our compliance with regulatory requirements.

If our clinical trials are delayed, it will take longer to commercialize related products and achieve revenue. In addition, our research and development costs will likely increase if we experience material delays in our clinical trials or if we need to perform more or larger clinical trials than planned.

The use of our Renova™ Cortical Stimulation System for treatment of major depressive disorder will require sustained delivery of electrical stimulation, which involves additional risks.

The use of our cortical stimulation therapy system for the treatment of major depressive disorder will require a long-term implant and sustained delivery of electrical stimulation to the cortex. Long-term implants and sustained delivery of stimulation may involve additional challenges and risks, including the following:

•	the battery in our current implantable pulse generator, or IPG, is not rechargeable, and IPG replacements in patients may be necessary to support sustained electrical stimulation;

•	the therapeutic effect on the patient may not be sustained;

•	the clinical trials necessary to support FDA approval of a long-term implantable device that delivers sustained electrical stimulation may require longer term follow-up data; and

•	the FDA may require additional data.

We have chosen to optimize the treatment of major depressive disorder with our cortical stimulation therapy system by implanting an electrode below the dura, the outermost membrane covering the brain, which involves additional risks.

To achieve the maximum benefit from our cortical stimulation therapy system, we believe that, for the treatment of major depressive disorder, the electrode through which cortical stimulation is provided may require implant below the dura. In previous clinical trials, the electrode is or has been implanted on the dura. For our PROSPECT II clinical trial, we had planned to place the electrode below the dura. Implanting the electrode below the dura involves additional risks, including the potential more serious infections than if the electrode were implanted on the dura, the risk of a subdural hemorrhage, and cerebral spinal fluid leaks. These additional risks may adversely affect the willingness of potential patients to participate in our PROSPECT clinical trials, and the safety profile of our product for the treatment of major depressive disorder, which could make regulatory approval and market acceptance less likely.

We may be unable to retain management and other personnel we need to succeed.

Our success as an operating entity would depend substantially on the services of a senior management team and other key employees. As of January 31, 2009, we had only 13 employees and expect this number to decline significantly over the coming months. Accordingly, to recommence an operating business, we would need to rehire a senior management team and other key employees, and the loss of the services of one or more of these employees could have a material adverse effect on our business.

The medical device and pharmaceutical industries are highly competitive and subject to rapid technological change. Products that are safer or more effective than our products for the treatment of depression may exist or be developed which could reduce or eliminate our commercial opportunities.

The medical device and pharmaceutical industries are highly competitive and subject to rapid technological change. In particular, the neuromodulation industry in which we operate has grown significantly in recent years, and is expected to continue to expand as technology continues to evolve and awareness of neuromodulation as an effective or potential therapy expands. We face potential competition from other neuromodulation technologies, off-label use of current technologies, and currently available, non-invasive therapies that are medically accepted for treating large populations of patients affected by neurological diseases and disorders for which reimbursement levels are already or may be established. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, clinical trials, obtaining regulatory approvals, and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies. Our competitors may:

•	develop and patent processes or products earlier than us;

•	obtain regulatory approvals for competing products more rapidly than us; or

•	develop more effective, safer, less-invasive, or less-expensive products or technologies.

The field of human therapeutics is characterized by large public and private investment in existing and new technologies, constant evolution, and occasional breakthrough products that revolutionize treatment of a particular disease or disorder. It is possible that, even if we successfully commercialize a product, subsequent or existing pharmaceutical or medical device breakthroughs would render our product non-competitive or obsolete.

We may not secure regulatory approval for our Renova™ Cortical Stimulation System, even if we believe our clinical trial results demonstrate the efficacy of our cortical stimulation therapy.

We cannot market our products in the U.S. unless the FDA has approved, or cleared, them. Even if we submit an application to the FDA with clinical data that we believe justifies marketing approval for our Renova™ Cortical Stimulation System, the FDA may not approve our submission, or may request additional information, including data from additional clinical trials. The FDA may also approve our system for very limited purposes with many restrictions on its use, may delay approval, or ultimately may not grant marketing approval for our system. Because our system represents a novel way to treat neurological diseases and disorders such as depression and there are large populations of patients who might be eligible for treatment, it is possible that the FDA and other regulatory bodies will review an application for approval of our Renova™ Cortical Stimulation System with greater scrutiny, thereby causing the regulatory review process to be lengthier and more involved than that for products without such characteristics. The FDA may not approve our Renova™ Cortical Stimulation System for the treatment of any indication, even if the clinical trial data meets or exceeds our anticipated levels of safety and efficacy.

The manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If these manufacturing facilities do not maintain or receive regulatory approval, our business and our results of operations would be harmed.

Completion of our clinical trials and commercialization of our Renova™ Cortical Stimulation System require access to manufacturing facilities that meet applicable regulatory standards to manufacture a sufficient supply of our products. We rely primarily on third parties to manufacture, assemble, and sterilize our system. The FDA must determine that compliance is satisfactory at facilities that manufacture our products. Suppliers of some components of our products must also comply with FDA regulation, which often requires significant time, money, and record-keeping and quality assurance efforts, and subjects us and our suppliers to potential regulatory inspections and stoppages. Our suppliers may not satisfy these requirements. If the FDA finds their compliance status to be unsatisfactory, completion of our clinical trials could be delayed, or our ability to manufacture our system for commercial purposes could be impaired, which would harm our business and our results of operations.

Our Renova™ Cortical Stimulation System may never achieve market acceptance or adequate levels of reimbursement even if we obtain regulatory approvals.

Market acceptance of our Renova™ Cortical Stimulation System for the treatment of major depressive disorder will depend on successfully communicating the benefits of our cortical stimulation therapy to each of the different constituencies involved in deciding whether to treat a particular patient using cortical stimulation therapy, including:

•	the patients and their families;

•	the various healthcare providers, and other specialists who treat patients who suffer from depression;

•	institutions such as hospitals as well as opinion leaders in these institutions; and

•	third party payors, such as private healthcare insurers, Medicaid or Medicare, which would ultimately bear most of the costs for the various providers and medical devices involved in the procedures.

Marketing to each of these constituencies requires a different approach, and we must convince each of these groups of the efficacy and utility of using our Renova™ Cortical Stimulation System to treat major depressive disorder to be successful. Our ability to market our system successfully to each of these constituencies will depend on a number of factors, including:

•	the perceived effectiveness and long-term results of our therapy;

•	the level of education and awareness concerning our therapy among physicians and potential patients and their families;

•	acceptance of the measures used to assess the efficacy of our therapy;

•	the price of our system and the associated costs of the surgical procedure and treatment;

•	the availability of sufficient third party coverage or reimbursement;

•	the frequency and severity of any side effects;

•	the willingness of patients to undergo surgery; and

•	the viability and perceived advantages and disadvantages of alternative treatments.

If our cortical stimulation therapy does not achieve an adequate level of acceptance by the relevant constituencies, we may not generate significant product revenue and may not become profitable.

We depend on a limited number of manufacturers and single source suppliers of various key components for our Renova™ Cortical Stimulation System. The loss of any of these manufacturer or supplier relationships could delay our clinical trials of our Renova™ Cortical Stimulation System.

We have relied primarily on third parties to manufacture our Renova™ Cortical Stimulation System and to supply us with all of the key components of our system, including our IPGs, cortical stimulation leads and handheld programmers. We have entered into multi-year agreements with our manufacturers and primary suppliers that generally require us to fulfill all of our manufacturing needs and purchase all of our worldwide requirements for components from these parties. These agreements expire during 2010. There is no overlap among these suppliers, insofar as we obtain each of our components from a single supplier. There are a limited number of alternative suppliers that are capable of manufacturing the components of our system, and the terms of our agreements significantly limit our ability to work with other suppliers to ensure backup sources of our components. If any of our existing suppliers were unable or unwilling to meet our demand for product components, or if the components or finished products that they supply do not meet quality and other specifications, our clinical trials could be delayed and the development of our Renova™ Cortical Stimulation System could be delayed or prevented.

If we have to switch to a replacement manufacturer or replacement supplier for any of our product components, we may face additional regulatory delays, and the manufacture and delivery of our system could be interrupted for an extended period of time, which could delay completion of our clinical trials. In addition, we may be required to obtain regulatory approval from the FDA to use different suppliers or components. To date, our component requirements have consisted only of the limited quantities that we need to conduct our clinical trials.

We face the risk of product liability claims and may not be able to obtain adequate insurance.

Our business exposes us to a risk of product liability claims that is inherent in the testing, manufacturing, and marketing of medical devices. We may be subject to product liability claims if our Renova™ Cortical Stimulation System, causes, or appears to have caused, an injury. We have a product liability insurance policy, which covers the use of our products in our clinical trials, of which the amount we believe is appropriate. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost and on acceptable terms for an adequate coverage amount or otherwise to protect against potential product liability claims, we could be exposed to significant liabilities, which may harm our business. A product liability claim, recall, or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers. We may be subject to product liability claims even if it appears that the claimed injury is due to the actions of others. For example, we rely on the expertise of surgeons, other physicians, and other medical personnel to perform the medical procedures to implant and remove our Renova™ Cortical Stimulation System and participate in other facets of our therapies. If these medical personnel are not properly trained or are negligent, the therapeutic effect of our system may be diminished or the patient may suffer critical injury, which may subject us to liability. In addition, an injury that is caused by the negligence of one of our suppliers could be the basis for a claim against us.

The financial reporting obligations of being a public company and other laws and regulations relating to corporate governance matters place significant demands on our management and cause increased costs.

The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and new rules adopted or proposed by the SEC, will result in ongoing costs to us as we comply with new and existing rules and regulations and respond to requirements under such rules and regulations. We are required to comply with many of these rules and regulations, and will be required to comply with additional rules and regulations in the future. As an early development stage company with limited capital and human resources, management’s time and attention will be diverted from our business in order to ensure compliance with these regulatory requirements. This diversion of management’s time and attention as well as ongoing legal and compliance costs may have a material adverse effect on our business, financial condition and results of operations.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the U.S. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report financial results accurately and timely or to detect and prevent fraud. A significant financial reporting failure could cause an immediate loss of investor confidence in our management and a decline in the market price of our common stock.

If we do not achieve our projected business goals in the time frames we announce and expect, our stock price may decline.

From time to time, we estimate and publicly announce expectations for future financial results and the anticipated timing of the accomplishment of various clinical, regulatory and product development goals. These statements, which are forward-looking statements, include but are not limited to our estimates regarding cash use, projected cashflow and other financial forecasts, operating losses, patient enrollment in our clinical trials, when we expect to complete our clinical trials, when trial data will be publicly disclosed, when we expect to obtain FDA approval for or begin to receive revenue from any of our products, or the results of our strategic alternatives analysis. These estimates are, and must necessarily be, based on a variety of assumptions. The timing of the actual achievement of these milestones may vary dramatically compared to our estimates, in some cases for reasons beyond our control. Our failure to meet any publicly-announced goals may be perceived negatively by the public markets, and, as a result, our stock price may decline.

Risks Related to Our Intellectual Property

If we are unable to obtain or maintain intellectual property rights relating to our technology and cortical stimulation therapy system, the commercial value of our technology and any future products will be adversely affected and our competitive position will be harmed.

We depend in part on our ability to obtain protection in the U.S. and other countries for our cortical stimulation therapy system and processes by establishing and maintaining intellectual property rights relating to or incorporated into our technology and products. While we hold a number of patents in the neurostimulation field, several other companies also hold patents in the field. In particular, there are several patents and patent applications that address neurostimulation for the treatment of depression. Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us any competitive advantage. Even if issued, existing or future patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in patent laws, patent rules, or their interpretations in the U.S. and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, is often difficult to predict and vary significantly from country to country. We, our licensors, or our licensees may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for our Renova™ Cortical Stimulation System. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In order to preserve and enforce our patent and other intellectual property rights, we may need to make claims or file lawsuits against third parties. This can entail significant costs to us and divert our management’s attention from developing and commercializing our products.

If we infringe or are alleged to infringe the intellectual property rights of third parties, our business could be adversely affected.

Our cortical stimulation therapy may infringe or be claimed to infringe patents that we do not own or license, including patents that may issue in the future based on patent applications of which we are currently aware, as well as applications of which we are unaware. We are aware of other companies that are investigating neurostimulation, including deep brain stimulation, vagus nerve stimulation, and rTMS, as well as cortical stimulation, for the treatment of depression, and of patents and published patent applications held by companies with those technologies and in the depression field that may limit our ability to secure patent protection for our technologies. While the applicability of such patents and patent applications to our products and technologies and the validity of these patents and patent applications are uncertain, third parties who own or control these patents and patent applications in the U.S. and abroad could bring claims against us that could cause us to incur substantial expenses and, if successfully asserted against us, could cause us to pay substantial damages and would divert management’s attention. As the number of competitors in the market for the treatment of neurological diseases and disorders, specifically with neurostimulation treatment grows, the possibility of inadvertent patent infringement by us or a patent infringement claim against us increases. Further, if a patent infringement suit were brought against us, we could be forced to delay or abandon commercialization of the product that is the subject of the suit.

As a result of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from the third party and be required to pay license fees or royalties, or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be forced to cease aspects of our business operations if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes, and know-how. We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Risks Related to Our Common Stock

Whether or not our shareholders approve the Plan of Dissolution, our stock price is volatile, and purchasers of our common stock could incur substantial losses.

Our stock price has been volatile and is likely to continue to be volatile. The stock market in general and the market for small healthcare companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. In addition, we may experience additional volatility in light of the adoption of the Plan of Dissolution, subject to shareholder approval. Whether or not our shareholders approve the Plan of Dissolution, the price for our common stock may be influenced by many factors, including:

•	shareholder estimates of the amounts and timing of distributions to shareholders;

•	developments or disputes concerning patents or other proprietary rights;

•	litigation or other disputes with or claims by third parties;

•	results of our clinical trials, if restarted;

•	shareholder or third party speculation concerning our strategic alternatives and investors’ perceptions of us;

•	regulatory developments in the U.S. and foreign countries;

•	sales or anticipated sales of our common stock; and

•	general economic, industry and market conditions.

A decline in the market price of our common stock could cause investors to lose some or all of their investments. In addition, because of the past significant declines in our stock price, shareholders may initiate securities class action lawsuits against us, which may cause us to incur substantial costs and could divert the time and attention of our management.

We are at risk of securities class action litigation due to our stock price volatility.

We are at risk of being subject to securities class action lawsuits if our stock price declines substantially. Securities class action litigation has often been brought against other companies following a decline in the market price of its securities, such as the stock price decline that we experienced in late January 2008 following our announcement that our EVEREST pivotal trial did not meet its primary endpoint. Securities litigation could result in substantial costs, divert management’s attention and resources, and seriously harm our business, financial condition and results of operations.

While no securities class action claims have been brought against us directly, the members of our board of directors are currently the subject of a putative class action complaint and it is possible that additional lawsuits could be filed based on such stock price decline naming our company, directors, and officers. See “Proposal 1: Approval of Plan of Dissolution—Legal Matters” for more information on the specific claim of action against our directors.

If there are substantial sales of common stock, our stock price could decline.

If our existing shareholders sell a large number of shares of common stock or the public market perceives that existing shareholders might sell shares of common stock, the market price of our common stock could decline significantly. Additionally, the potential sale of additional shares of our common stock may cause our stock price to decline.

Anti-takeover defenses that we have in place could prevent or frustrate attempts to change our direction or management.

Provisions of our articles of incorporation and bylaws and applicable provisions of Washington law may make it more difficult or impossible for a third party to acquire control of us without the approval of our board of directors. These provisions:

•	limit who may call a special meeting of shareholders;

•	provide for a classified board of directors;

•	provide that our board of directors may only be removed for cause by the affirmative vote of our shareholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on at shareholder meetings;

•	prohibit cumulative voting in the election of our directors; and

•	provide our board of directors the ability to designate the terms of and issue a new series of preferred stock without shareholder approval.

In addition, the WBCA generally prevents us from engaging in any business combination or other transactions with persons who beneficially own 10% or more of our voting securities without the prior approval of our board of directors for a period of five years following the date such person acquires the shares, or without obtaining approval from our board of directors and holders of at least two-thirds of our common stock. We cannot “opt out” of this statute. These provisions may deprive investors of the opportunity to sell their shares to potential acquirors at a premium over prevailing prices or could prevent us from selling our assets to one or more of our 10% shareholders, even at a price that our board of directors may find favorable. This potential inability to obtain a control premium could reduce the price of our common stock.

In addition, our board of directors adopted a shareholder rights plan, pursuant to which the board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. The purchase rights have anti-takeover effects. The purchase rights could cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our board of directors. In addition, the purchase rights may have the effect of delaying or deterring an acquisition of us.

PROPOSAL 1: APPROVAL OF PLAN OF DISSOLUTION

General

At the special meeting, our shareholders will be asked to approve the voluntary dissolution and liquidation of Northstar pursuant to the Plan of Dissolution. Our board of directors approved the Plan of Dissolution, subject to shareholder approval, on January 5, 2009. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement and incorporated herein by reference. The material features of the Plan of Dissolution are summarized below, including a summary of the Plan of Dissolution beginning on page 45. We urge shareholders to read carefully the Plan of Dissolution in its entirety.

Background to the Proposed Dissolution and Liquidation, and 2008 Developments

On January 22, 2008, we announced that our EVEREST pivotal clinical trial evaluating the use of cortical stimulation in conjunction with rehabilitation therapy for the treatment of hand and arm impairment following a stroke did not meet its primary efficacy endpoint. We subsequently concluded that additional analysis of the EVEREST trial data would not support an effort to pursue marketing approval from the FDA based on EVEREST data alone.

In response to the January 2008 results of our EVEREST pivotal trial, during the first quarter of 2008 we implemented a cost reduction plan that included the elimination of recurring and planned costs associated with our expected submission of a premarket approval application to the FDA and the related anticipated commercial launch of our cortical stimulation system for stroke motor recovery. We also modified our clinical and development programs and conducted a 32% reduction in our workforce, leaving us with 58 employees.

At a meeting on February 7, 2008, our board of directors considered the implications of the EVEREST trial results, including revisions to our business plan following the EVEREST trial results, and possible strategic alternatives to enhance shareholder value.

During the first and second quarters of 2008 we continued to evaluate the use of our Renova™ Cortical Stimulation System for the treatment of hand and arm impairment following a stroke, as well as other applications, including tinnitus, aphasia and depression. During that time period we continued to plan and budget for additional clinical trials using our proprietary Renova™ Cortical Stimulation System for the treatment of major depressive disorder and stroke motor recovery. By the end of the first quarter of 2008 we had completed enrollment and were actively treating patients in both our PROSPECT I clinical trial, which was our initial feasibility trial using cortical stimulation to treat major depressive disorder, and in our SAHALE trial, our initial feasibility trial for tinnitus.

On April 15, 2008, in response to a phone call from Kevin Tang of Tang Capital LP, we began a series of communications with Mr. Tang over several months during which we attempted to negotiate a confidentiality agreement with Mr. Tang and Tang Capital to permit discussions covering nonpublic information relating to Northstar and our operations. We were not able to reach an agreement with Tang Capital LP regarding a confidentiality agreement.

On May 21, 2008, our board of directors determined that it was in the best interests of Northstar and our shareholders to implement a shareholder rights plan and adopted such a plan. In evaluating such plan, our board of directors consulted with our legal counsel, DLA Piper LLP (US), and our financial advisor, Leerink Swann LLC.

In June 2008 we continued our evaluation of the opportunities for the use of our Renova™ Cortical Stimulation System for the treatment of stroke and non-stroke applications, and our board of directors continued its evaluation of our current strategic objectives and consideration of strategic alternatives in the interest of maximizing shareholder value. We continued progressing toward the launch of our PROSPECT II clinical trial, our second clinical study for the treatment of major depressive disorder in up to 24 patients, which builds on the confirmed safety profile and results from our PROSPECT I clinical trial.

At a meeting of our board of directors on June 5, 2008, our board of directors reviewed our strategic plan covering the period 2008 to 2010, and also reviewed the status of our PROSPECT I, PROSPECT II and SAHALE clinical programs. Our board of directors took note that if our current research and development efforts were successful, Northstar would likely be required to raise additional capital to commercialize our Renova™ Cortical Stimulation System during 2011, but concluded that financing would likely be available at appropriate valuations if our PROSPECT II trial results were positive and that our strategic plan had a reasonable likelihood of success. Our board of directors also noted that Northstar expected to have substantial data from the PROSPECT II clinical trial by the end of 2009, at which point, if the data were unfavorable we would still have a significant amount of cash to distribute to shareholders and the ability to explore strategic alternatives for maximizing shareholder value. Our board of directors directed management to adopt further steps to cut costs and preserve cash, while continuing our PROSPECT I and PROSPECT II clinical trials. Our board of directors also authorized management to negotiate the engagement of a financial advisor to assist Northstar in a review of strategic alternatives. Our board of directors established a three-person Strategy Committee comprised of independent directors, which was directed to evaluate, investigate and report to our board of directors on business strategies, including potential acquisitions, developments or divestitures of technology and other strategic relationships or transactions that may add value to Northstar and our shareholders. In addition, the Strategy Committee was directed to develop with management a liquidation analysis as an additional alternative to consider. In a meeting of the Strategy Committee on June 10, 2008, the Strategy Committee directed management to commence a review and evaluation of our strategic alternatives and to engage Leerink Swann as our financial advisor. Leerink Swann was engaged to assist us in such review and analysis on June 17, 2008.

In a meeting of the Strategy Committee on July 1, 2008, the Strategy Committee received an update from management concerning Northstar’s most recent discussions with Mr. Tang of Tang Capital and our continued efforts to enter into a confidentiality agreement with Mr. Tang and Tang Capital to permit discussions covering nonpublic information. Mr. Tang had indicated in prior conversations that he was considering a public unsolicited offer for Northstar, and on July 2, 2008, we received an unsolicited proposal from Tang Capital to enter into negotiations to acquire Northstar for up to $2.25 per share, subject to closing conditions and due diligence procedures, and requiring a response by July 9, 2008. On the same day we publicly announced our receipt of the letter and the intention of our board of directors to review and consider the offer consistent with its fiduciary duties, and also announced our engagement of Leerink Swann to assist in the evaluation of strategic alternatives.

In a meeting of our board of directors held on July 3, 2008, our directors discussed the Tang Capital proposal. Also present at this meeting were members of management and our legal and financial advisors. Our board of directors considered the fact that we were in the early stages of considering strategic alternatives that could create more value for shareholders than the Tang Capital proposal, that the directors believed that continuing to execute on our strategic plan, which included conducting the PROSPECT II clinical trial and continuing to develop our Renova™ Cortical Stimulation System, could ultimately create more value for shareholders than the Tang Capital proposal, and that management had prepared an informal liquidation analysis which showed that the estimated liquidation value of Northstar at that time was greater than the price in the Tang Capital proposal. Our board of directors noted that the Tang Capital proposal did not appear to attribute any value to our business or intellectual property and that the deadline set forth in the proposal would not permit the evaluation of other alternatives or offers that could potentially yield greater shareholder value. Our board of directors and our financial advisor also discussed, on a preliminary basis, financial aspects of various potential strategic alternatives such as continuing to operate on a standalone basis or pursuing a business combination or other strategic transaction. After discussion, our board of directors concluded that based on the information available at the time, it was likely that either the stand-alone business plan or a business combination would yield significantly greater value for our shareholders than the estimated value derived from such a liquidation, and that efforts to preserve existing cash should be pursued. Our board of directors also considered the possibility of a strategic transaction that would mitigate the risks of our ongoing operations, and directed management to explore the possibility of such transactions as part of the evaluation of strategic alternatives.

On July 8, 2008, pursuant to authority granted to them by our board of directors, John Bowers, our President and Chief Executive Officer, and Alan Levy, the Chairman of our board of directors, sent a letter to Tang Capital indicating that, after reviewing and considering the Tang Capital proposal to enter into negotiations to acquire Northstar for $2.25 per share, our board of directors determined that continuing to proceed with our cortical stimulation therapy system for the treatment of depression and pursuing other strategic business combinations represented better opportunities to maximize value for our shareholders compared to the Tang Capital proposal. Accordingly, on the same date, we announced our board of directors’ conclusion that the Tang Capital proposal was not in the best interests of all shareholders and that we would continue to work with our financial advisor to evaluate strategic alternatives.

Our board of directors reviewed the revised strategic business plan and in a meeting held on July 11, 2008 agreed to focus exclusively on depression, to revise the strategic plan to address this new focus and to further downsize operations to take into account this focus. Our board of directors recognized that the downsizing and revised business strategy focused on depression would delay but not eliminate the need for additional capital in later years to commercialize our Renova™ Cortical Stimulation System, if our research and development efforts were successful. Our board of directors noted that if our research and development efforts had not produced desired results by the end of 2009, we would still have significant cash to return to shareholders, and that the value to shareholders from the success of our continuing research and development efforts could be significant. Our board of directors at this meeting received an update from our financial advisor concerning the status of discussions held, in accordance with our board of directors’ directives, with third parties concerning potential strategic and business combination transactions including a possible sale of Northstar, sale of our assets, strategic transactions and reverse merger opportunities. Our board of directors also discussed a possible declaration of a special dividend or an issuer tender offer at this meeting.

On July 14, 2008, we received a letter from RA Capital Biotech Fund, LP expressing, among other things, a desire that we immediately cease substantially all of our operations and terminate most of our employees in an effort to reduce our cash burn rate and suggesting other methods of returning cash to shareholders. In a meeting on July 15, 2008, the Strategy Committee discussed the letter from RA Capital. In a press release dated July 18, 2008 we acknowledged receipt of the letter and noted that we were already in the process of evaluating our strategic alternatives.

On July 28, 2008, we implemented another cost reduction plan, including a workforce reduction and sublease of a portion of our headquarters facility, to align our operations with the clinical development priorities under our revised strategic plan focusing on the depression application. The reduction in workforce affected approximately 34% of existing employees, leaving us with 38 employees.

In a meeting of our board of directors held on August 19, 2008, our board of directors received another update from our financial advisor concerning efforts to contact third parties that might be interested in entering into a business combination transaction or strategic relationship with us. At the same time as we were seeking strategic alternatives, we continued to move forward with our depression program and our PROSPECT II clinical trial evaluating the safety and efficacy of cortical stimulation for the treatment of major depressive disorder.

In early September 2008, in an effort to further discussions with third parties relating to a possible business combination or other strategic transaction, we sent a letter to several third parties asking the parties to complete their due diligence review and submit to us by September 30, 2008 a non-binding indication of interest for the purchase of all of our outstanding common stock. In a meeting held on September 17, 2008, the Strategy Committee discussed the status of our efforts to explore strategic alternatives. At a meeting of our board of directors held on September 25, 2008, the directors reviewed with our financial advisor the status of the third-party solicitation efforts conducted to date. Our financial advisor had by that point contacted over 25 financial firms and 8 potential corporate acquirers or partners. Our financial advisor also contacted Kevin Tang in

September 2008 to inquire if Tang Capital would be interested in making a formal proposal. No such proposal from Tang Capital was made. We did not receive any written offers in response to our request for indications of interest by the September 30, 2008 deadline.

At a meeting of our board of directors on October 8, 2008, the directors discussed the possibility of a sale of our intellectual property, followed by a dissolution and liquidation under Washington law. Our board of directors also discussed other possible strategic alternatives, including the declaration of a special dividend or an issuer tender offer. Our board of directors discussed the advantages and disadvantages of each such alternative and received a further update from our financial advisor concerning the status of the third-party solicitation efforts. Although our board of directors continued to receive further updates from our financial advisor throughout October 2008, we did not receive any written expression of interest in a business combination or other strategic transaction.

On October 14, 2008, we announced that the FDA had granted conditional approval of our PROSPECT II clinical trial.

At a meeting of our Strategy Committee on December 4, 2008, the Strategy Committee reviewed with management and our financial advisor further efforts to identify a business combination transaction or other strategic transaction that would provide value to our shareholders or mitigate the risks of our ongoing operations.

On December 15, 2008, we received a second letter from RA Capital, in which RA Capital acknowledged our efforts to reduce costs, encouraged us to continue seeking a buyer of the Company and recommended that we declare a special dividend or distribution to return cash to shareholders, and stating its intent to run a competing slate of directors if we failed to inform it by December 19, 2008 that we were taking the actions outlined in its letter.

At a meeting of our board of directors on December 15-16, 2008, our board of directors held further discussions concerning possible strategic alternatives, including a special cash dividend, a stock repurchase and an issuer tender offer. Also present at this meeting were members of management and our legal and financial advisors. The directors discussed the relative merits of each such alternative, the mechanics of each alternative and the effect on our financial position of each alternative. Our board of directors also discussed liquidation as an alternative. Our board of directors reviewed financial aspects of each of the various alternatives, including an updated preliminary liquidation analysis prepared by management with input from our financial advisor. Our board of directors also discussed the status of the strategic review process, including potential reverse merger candidates. The potential for an acquisition of Northstar at a valuation materially in excess of the estimated liquidation value reflected in management’s liquidation analysis, or the potential for a strategic transaction that would significantly mitigate shareholder risks from continued operations, was also discussed. Our board of directors concluded that neither such transaction was likely in the near term. Our board of directors also considered the current dire macroeconomic conditions, which had materially worsened since mid-2008, when we decided to proceed with our strategic operating plan and our PROSPECT II clinical trial, and the state of the medical device industry generally. Our board of directors also took note of the lack of interest in a business combination or other strategic transaction by financial and strategic acquirors, despite our third-party solicitation efforts. As a result of our strategic evaluation process conducted in the second half of 2008, confidentiality agreements were signed with, and due diligence materials were made available to, several interested parties. No actionable offers resulted from any of the ensuing discussions. Our board of directors also considered our need for future capital in the face of a challenging and bleak financing environment, noting that it was now more difficult than in July 2008 to assess the future financing environment, but that there was a significant risk that even if we were successful in our research and development efforts and were able to announce positive data from the PROSPECT II clinical trial at the end of 2009, we would not be able to obtain financing to commercialize our Renova™ Cortical Stimulation System. Our board of directors also discussed the RA Capital letter and the likelihood of significant expense in the event of a proxy contest.

Our board of directors held additional meetings on December 23, 2008 and December 29, 2008 during which the directors discussed our strategic alternatives, a revised liquidation analysis prepared by management with input from our financial advisor reflecting additional analysis of potential liabilities, and the Company’s strategic business plan. Our board of directors considered the potential for enhanced value to shareholders by continuing operations and trying to develop our Renova™ Cortical Stimulation System to treat major depressive disorder or other neurological diseases and disorders, as well as the risks of such continued operation, including the further use of cash, the chance of negative results from clinical trials, the fact that no third party was placing significant value on our ongoing strategic operating plan, and the risk of not being able to obtain necessary financing to commercialize the product even if the current efforts were successful. Our board of directors also considered the additional cash expenditures necessary to respond to a proxy contest led by RA Capital, and other ongoing costs of remaining a public company, against the backdrop of the continued dire macroeconomic environment and the risk that funding would not be available in 2010 or 2011 even with positive PROSPECT II trial results in late 2009 or beyond. Our board of directors requested further information from management concerning the liquidation alternative.

On January 5, 2009 our board of directors concluded that it appeared unlikely that a business combination transaction at a valuation materially in excess of the estimated liquidation value could be achieved in the near term. This conclusion was based on the lack of success, despite concerted efforts through the last six months of 2008, to identify a business combination transaction or other strategic transaction that would provide value to our shareholders or mitigate the risks of our ongoing operations, including the risks associated with technology in a relatively early stage of development, the time and cash requirements associated with trying to bring our Renova™ Cortical Stimulation System to market, the need for additional financing to complete commercialization, and the highly uncertain and currently unfavorable financing climate. In reaching this conclusion, our board of directors did not believe it was useful or cost effective to request an opinion or appraisal from our financial advisor with respect to the dissolution and liquidation of Northstar. Our board of directors recognized that there was a potential for creating significant value for shareholders by continuing operations, but on balance our board of directors concluded that the risks of a negative outcome, either due to failure of our research and development efforts to yield a successful outcome, or the failure to obtain necessary financing even with positive clinical trial data, and the resulting lower liquidation value in the future, outweighed the potential value to shareholders from continuing operations. Our board of directors concluded that a statutory dissolution and liquidation was the preferred strategy among the alternatives available to Northstar and adopted the Plan of Dissolution and recommended approval of the Plan to our shareholders.

On January 5, 2009, we issued a press release announcing that our board of directors had approved the Plan of Dissolution.

Subsequent to January 5, 2009, in the interest of preserving cash available for distribution to shareholders and in recognition of the expectation that the announcement of our board of directors’ decision to approve the Plan of Dissolution would adversely affect our ability to move forward with the PROSPECT II clinical trial, we began the process of terminating all of our ongoing clinical trials and terminated approximately 64% of our remaining workforce, leaving 13 employees after January 30, 2009 to assist us with our operations. We expect to reduce our headcount further throughout 2009 as we proceed with the special meeting of shareholders and cessation of our clinical trials and business operations.

Reasons for Dissolution and Liquidation

In arriving at its determination that the Plan of Dissolution is advisable and in the best interests of Northstar and our shareholders and is the preferred strategic option for Northstar, our board of directors carefully considered the terms of the Plan of Dissolution and the dissolution process under Washington law, as well as other available strategic alternatives. As part of our evaluation process, our board of directors considered the risks and timing of each alternative available to Northstar, as well as management’s financial projections, and consulted with management and our legal and financial advisors. In approving the Plan of Dissolution, our board of directors considered several of the factors set out above as well as the following factors:

•	the uncertain prospects of our cortical stimulation technology, including the uncertain prospects of our clinical trials;

•

the significant operational costs associated with our clinical trials and ongoing research and development efforts, which we had reduced to the extent management believed reasonable to permit continuation of our efforts, and the relatively long period of time before we could assess the success of our efforts;

•

the fact that we had vigorously and comprehensively explored strategic alternatives, including undertaking extensive efforts, with the assistance of a financial advisor, over a six-month period to identify a financial or strategic buyer interested in a business combination that would provide value to shareholders in excess of the estimated liquidation value, or a strategic transaction that would mitigate risks from our continuing operations to develop our cortical stimulation technology, and that no strategic or financial partner had expressed interest in pursuing such transactions;

•

the continuing crisis in the financing and capital markets, which had deepened since the middle of 2008, and the effect such crisis had on the willingness of third parties to engage in discussions with us concerning a potential business combination transaction, as well as the significant uncertainties as to our ability to obtain the future financing required to permit us to realize enhanced value from our research and development efforts;

•

the low probability that we would be presented with, or otherwise identify, within a reasonable period of time under current circumstances, any viable opportunities to engage in an attractive alternative business combination or other strategic transaction that would provide value to our shareholders or mitigate the risks of our ongoing operations;

•

the fact that a special stock dividend or stock repurchase, while providing some cash back to shareholders and permitting us to continue some of our research and development efforts on a more limited basis, would significantly advance the date by which we would require financing and increase the risks associated with such financing significantly;

•	the substantial accounting, legal and other expenses associated with being a small publicly-traded company in light of our existing and expected history of losses and path to potential revenue;

•

our board of directors’ belief that liquidation and distribution of our net assets to our shareholders could produce more value than if our shareholders continued to hold their shares, considering that, on and prior to the date of our board of directors’ approval of the Plan of Dissolution, the estimated per share value of our assets in excess of estimated liabilities, obligations, claims and expenses of liquidation exceeded the market price of our outstanding common stock;

•

the terms and conditions of the Plan of Dissolution, including the provisions that permit our board of directors to revoke the plan prior to, or at any time until 120 days after, the effective date of dissolution if our board of directors determines that, in light of new proposals presented or changes in circumstances, dissolution and liquidation are no longer advisable and in the best interests of Northstar and our shareholders;

•

the fact that Washington corporate law requires that the Plan of Dissolution be approved by the affirmative vote of holders of a majority of the shares of our common stock entitled to vote, which ensures that our board of directors will not be taking actions of which a significant portion of our shareholders disapprove;

•

the fact that approval of the Plan of Dissolution by the requisite vote of our shareholders authorizes our board of directors and officers to implement the Plan of Dissolution without further shareholder approval; and

•	the fact that shareholders are not entitled to assert dissenter’s rights with respect to the Plan of Dissolution under Chapter 23B.13 of the WBCA.

Our board of directors also considered the following negative factors in arriving at its conclusion that dissolving and liquidating Northstar is in the best interests of Northstar and its shareholders:

•	the uncertainty of the timing, nature and amount of any liquidating distributions to shareholders;

•	the risks associated with the sale of our remaining non-cash assets as part of the Plan of Dissolution;

•

the fact that shareholders would lose the opportunity to capitalize on the potential business opportunities and possible future growth of Northstar had we decided to continue to pursue development and commercialization of our cortical stimulation technology;

•	the fact that dissolution would require termination of all of our ongoing clinical trials;

•	the risk that, under Washington law, our shareholders may be required to return to creditors some or all of the liquidation distributions; and

•	the fact that, if the Plan of Dissolution is approved by our shareholders, shareholders would generally not be permitted to transfer shares of our common stock after the Effective Date.

Our board of directors also considered the other factors described in the section entitled “Risk Factors” in this proxy statement in deciding to approve, and unanimously recommending that our shareholders approve, the Plan of Dissolution.

In view of the variety of factors considered in connection with its evaluation of the Plan of Dissolution, our board of directors did not find it practical, and did not quantify or otherwise attempt, to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

We cannot offer any assurance that the liquidation value per share of our common stock will equal or exceed the price or prices at which such shares recently have traded or could trade in the future. However, our board of directors believes that it is in the best interests of Northstar and our shareholders to distribute to the shareholders our net assets pursuant to the Plan of Dissolution. If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, alternatives are available for the future of Northstar, particularly in light of the fact that we have terminated substantially all of our employees, are in the process of terminating all of our ongoing clinical trials, informed the FDA of such intention to terminate and commenced the process of winding up our business and will continue to incur net losses for the foreseeable future. We took these steps in the interest of preserving cash available for distribution to shareholders and in recognition of the expectation that the announcement of approval of the Plan of Dissolution would adversely affect our ability to proceed with our PROSPECT clinical trials. There is currently no active business left to operate, and rehiring employees and recommencing our PROSPECT clinical trials would take several months at a cost we are unable to estimate.

Possible alternatives include selling all of our stock or assets, changing our business focus, distributing cash to shareholders pursuant to an extraordinary dividend, conducting an issuer tender offer, continuing our efforts to identify a merger partner or a reverse merger partner, or seeking voluntary dissolution at a later time and with diminished assets. At this time, our board of directors does not know which alternatives it might consider, or what impact any alternative might have on shareholder value. If our shareholders do not approve the Plan of Dissolution we expect that our cash resources will continue to diminish. See “Risk Factors—Risks Related to Our Continuing Business Operations if the Plan of Dissolution is Not Approved by Our Shareholders.”

Legal Matters

On July 17, 2008, a putative class action complaint was filed against our board of directors. The lawsuit was filed by an alleged shareholder of Northstar, on behalf of himself and all others similarly situated. The complaint alleges, among other things, that our board of directors breached its fiduciary duties to shareholders in connection with two alleged acquisition offers for Northstar. In addition, plaintiff’s counsel has demanded an award of their fees. Northstar and our board of directors believe that the allegations in the complaint and plaintiff’s counsel’s fee request are without merit, and our board of directors continues to vigorously defend the matter.

Dissolution Under Washington Law

Washington law provides that a corporation may dissolve upon the recommendation of the board of directors of the corporation, followed by the approval of its shareholders. Following such approval, the dissolution is effected by filing articles of dissolution with the Secretary of State. The corporation is dissolved upon the effective date of its articles of dissolution.

Section 23B.14.050 of the RCW provides that once a corporation is dissolved, it continues its corporate existence but may not carry on any business except that appropriate to wind up and liquidate its business and affairs. The process of winding up includes:

•	the publication of a notice of dissolution that requests persons with claims against the corporation to present them in accordance with the notice;

•

the collection of assets and the disposal of properties that will be applied toward the satisfaction or making reasonable provision for the satisfaction of liabilities and claims or will not otherwise be distributed in kind to the corporation’s shareholders;

•	the satisfaction or making reasonable provision for satisfaction of liabilities and claims;

•	subject to statutory limitations, the distribution of any remaining assets to the shareholders of the corporation; and

•	the taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.

Principal Provisions of the Plan of Dissolution

This section of the proxy statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Annex A to this proxy statement, and the other documents delivered with and incorporated by reference into this proxy statement for a more complete understanding of the Plan of Dissolution.

Approval of Plan of Dissolution

The Plan of Dissolution must be approved by the affirmative vote of a majority of the outstanding shares of our common stock. The approval of the Plan of Dissolution by the requisite vote of the holders of our common stock will constitute adoption of the Plan of Dissolution and a grant of full and complete authority for our board of directors and officers, without further shareholder action, to proceed with the dissolution and liquidation of Northstar in accordance with any applicable provision of the WBCA, including the authority to dispose of our Renova™ Cortical Stimulation System, our related intellectual property and all of the other remaining non-cash assets of Northstar.

Dissolution and Liquidation

If the Plan of Dissolution is approved by the requisite vote of our shareholders, the steps set forth below will be completed at such times as our board of directors, in its discretion and in accordance with the WBCA, deems necessary, appropriate or advisable in the best interests of Northstar and its shareholders:

•	the filing of articles of dissolution with the Secretary of State after obtaining a revenue clearance certificate from the Department of Revenue;

•

the cessation of all of Northstar’s business activities except those relating to winding up and liquidating Northstar’s business and affairs, including, but not limited to, prosecuting and defending suits by or against Northstar, collecting Northstar’s assets, converting Northstar’s assets into cash or cash equivalents, discharging or making provision for discharging Northstar’s liabilities, withdrawing from all jurisdictions in which Northstar is qualified to do business and distributing Northstar’s remaining property among our shareholders according to their interests;

•

the publication of notice of Northstar’s dissolution in a newspaper of general circulation in King County, Washington, within 30 days after the Effective Date, which notice must be published once a week for three consecutive weeks;

•	the provision of written notice of the commencement of proceedings of Northstar to wind up and dissolve to all known creditors and claimants of Northstar;

•	the collection, sale, exchange or other disposition of all or substantially all of Northstar’s non-cash property and assets, in one transaction or in several transactions to more than one buyer;

•

the payment of or the making of reasonable provision for the payment of all claims and obligations known to Northstar, and the making of such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against Northstar which is the subject of a pending action, suit or proceeding to which Northstar is a party, including, without limitation, the establishment and setting aside of a reasonable amount of cash and/or property to satisfy such claims against and obligations of Northstar;

•

the pro rata distribution to our shareholders, or the transfer to one or more liquidating trustees, for the benefit of our shareholders under a liquidating trust, of the remaining assets of Northstar after payment or provision for payment of claims against and obligations of Northstar; and

•	the taking of any and all other actions permitted or required by the WBCA and any other applicable laws and regulations.

Authority of Officers and Directors

After the Effective Date, our board of directors and officers will continue in their positions for the purpose of winding up the business and affairs of Northstar. Our board of directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay compensation to or otherwise compensate Northstar’s directors, officers, employees and independent contractors above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Adoption of the Plan of Dissolution by the requisite vote of our shareholders will constitute approval by our shareholders of any such cash or non-cash compensation.

The approval of the Plan of Dissolution by our shareholders also will authorize, without further shareholder action, our board of directors to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that our board of directors deems necessary, appropriate or desirable, in the absolute discretion of the board of directors, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.

Liquidating Trust

If deemed necessary, appropriate or desirable by our board of directors, in furtherance of the liquidation and distribution of our assets to shareholders in accordance with our Plan of Dissolution, we may transfer to one or more liquidating trustees, for the benefit of our shareholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and shareholders not disposed of at the time of dissolution of Northstar. Our board of directors is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more of our directors, officers, employees, agents or representatives, to act as the initial trustee. Any trustee so appointed shall succeed to all right, title and interest of Northstar of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in its capacity as trustee, shall assume all of our claims and obligations, including any unsatisfied claims and unknown or contingent liabilities. Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by us to our shareholders, including for U.S. federal and state income tax purposes. Approval of the Plan of Dissolution by or shareholders shall constitute the approval of any trustee so appointed, any liquidating trust agreement, and any transfer of assets by us to the trust.

Whether or not a trust shall have been previously established, if it should not be feasible for us to make the final liquidating distribution to our shareholders of all our assets and properties prior to the third anniversary of the filing of our articles of dissolution, then, on or before such date, we will be required to establish a trust and transfer any remaining assets and properties to the trustees. Not more than three years from the date of its creation, the liquidating trust must make a final distribution of any remaining assets to the holders of the beneficial interests of the trust. Any such distribution shall be only in the form of cash.

Professional Fees and Expenses

It is specifically contemplated that we will obtain legal and accounting advice and guidance from one or more law and accounting firms in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our articles of incorporation and bylaws, the WBCA or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the board of directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to us in connection with collection, sale, exchange or other disposition of Northstar’s property and assets and the implementation of the Plan of Dissolution.

Indemnification

We will continue to indemnify our directors, officers, employees, consultants, and agents to the maximum extent permitted in accordance with applicable law, our articles of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will indemnify any trustees and their agents on similar terms. We have agreed to indemnify Raymond N. Calvert, our former Chief Financial Officer who is providing services to Northstar, to the same extent as when he was an executive officer of Northstar. Our board of directors and trustees are authorized to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution, including seeking an extension in time and coverage of Northstar’s insurance policies currently in effect.

Liquidating Distributions

We will give written notice of the commencement of our proceedings to wind up and dissolve to all known creditors and claimants whose addresses appear in our records. We will, as determined by our board of directors, (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, and (ii) make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party. Any of our assets remaining after the payment or the provision for payment of claims against and obligations of Northstar shall be distributed by us pro rata to our shareholders. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as our board of directors or trustees, in their absolute discretion, may determine.

If any liquidating distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing our common stock as may be required pursuant to the Plan of Dissolution, or for any other reason, then the distribution to which such shareholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become our property.

Amendment, Modification or Revocation of Plan of Dissolution

If for any reason our board of directors determines that such action would be in the best interest of Northstar, our board of directors may, in its sole discretion and without requiring further shareholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the WBCA, at any time within 120 days of filing the articles of dissolution. Our board of directors may not amend or modify the Plan of Dissolution under circumstances that would require additional shareholder approval under the WBCA and federal securities laws without complying with such requirements. The Plan of Dissolution would be void upon the effective date of any such revocation.

Cancellation of Common Stock

The liquidating distributions to shareholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of our common stock. As a condition to receipt of the liquidating distribution, our board of directors or trustees may require our shareholders to (i) surrender to us their certificates evidencing their shares of common stock (ii) furnish us with evidence satisfactory to our board of directors or trustees of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board of directors or trustees. Thereafter, each holder of our common stock will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the Plan of Dissolution.

Liquidation Under Code Sections 331 and 336

It is intended that the Plan of Dissolution constitutes a plan of complete liquidation of Northstar within the meaning of Sections 331 and 336 of the Code. The Plan of Dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for Northstar, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury Regulations promulgated thereunder, including, without limitation, the making of an election under Section 336(e) of the Code, if applicable.

Filing of Tax Returns, Forms and Other Reports and Statements

The Plan of Dissolution authorizes our officers to make such elections for tax purposes as are deemed appropriate and in the best interest of Northstar. The Plan of Dissolution directs us to file an appropriate statement of corporate dissolution with the Internal Revenue Service, to notify all jurisdictions of any withdrawals related to qualification to do business, file final tax returns and reports as required, and the proper IRS forms related to the reporting of liquidating distributions to shareholders.

Estimated Liquidating Distributions

MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO OUR SHAREHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT CURRENTLY BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE. ACCORDINGLY, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS YOU MAY RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION WHEN YOU VOTE ON THE PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION. YOU MAY RECEIVE SUBSTANTIALLY LESS THAN THE AMOUNT WE CURRENTLY ESTIMATE.

As of December 31, 2008, we had approximately $67.5 million in current assets and investments, including approximately $8.6 million in cash and cash equivalents, approximately $58.1 million in investments and approximately $800,000 in other current assets. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using cash, and current assets converted to cash, between December 31, 2008 and the end of the liquidation process for a number of items, including the following:

•	ongoing operating, overhead and administrative expenses;

•	severance and termination benefits afforded to terminated employees;

•	operating lease obligations related to our corporate headquarters;

•	purchasing insurance policies and coverage for periods subsequent to the Effective Date;

•	expenses and reserves incurred or made in connection with the termination of our clinical trials;

•	expenses incurred in connection with the dissolution and our liquidation; and

•	professional, legal, tax, accounting, and consulting fees.

This projected liquidating distribution analysis assumes that the Plan of Dissolution will be approved by our shareholders. If the Plan of Dissolution is not approved by our shareholders, no liquidating distributions will be made. Pursuant to the Plan of Dissolution, we intend to sell our remaining non-cash assets for the best price available as soon as reasonably practicable after the Effective Date. We do not know what, if any, proceeds will be received in connection with such a sale and, therefore, have not included any such estimate in this analysis. In addition, an assignor of certain of our intellectual property has asserted that he is entitled to reversion of such intellectual property upon our dissolution, which may adversely affect our ability to sell such intellectual property in a timely manner, although we do not believe that he has rights in any of our intellectual property. The amount of any contingency reserve established by our board of directors will be deducted before the determination of amounts available for distribution to shareholders. Based on the foregoing, we currently estimate that the amount ultimately distributed to our shareholders will be between approximately $1.90 and $2.10 per share of common stock, assuming we are unable to sell our non-cash assets and computed as described below. The following estimates are not guarantees, do not reflect the total range of possible outcomes and have not been audited by our independent registered public accounting firm. You may receive substantially less than the amount we currently estimate, or you may not receive any liquidating distributions if the Plan of Dissolution is not approved by our shareholders.

Estimated Liquidating Distributions to Shareholders

	Low Range of Net Proceeds	High Range of Net Proceeds
Current Assets and Investments as of December 31, 2008 (a)	$67,520,000	$67,520,000

Total Estimated Assets (b)	$67,520,000	$67,520,000

Employee and Board of Director Compensation (c)	$4,500,000	$3,825,000
Professional Fees (legal, tax, accounting, other)	$1,345,000	$875,000
Insurance (d)	$1,000,000	$600,000
Other Operating Expenses (e)	$1,800,000	$900,000

Total Operating Expenses	$8,650,000	$6,200,000
Total Estimated Liabilities and Reserves (f)	$8,300,000	$5,350,000

Estimated Cash to Distribute to Shareholders (b)	$50,570,000	$55,970,000

Shares Outstanding (g)	26,683,504	26,683,504

Estimated Per Share Distribution (b)	$1.90	$2.10

Notes:

(a)	Consists of approximately $8.6 million in cash and cash equivalents, approximately $58.1 million in investments and approximately $800,000 in other current assets.

(b)	Assumes that our non-cash assets are valued at $0 for the reasons set forth in the paragraph preceding this table.

(c)	Includes (i) approximately $1.3 million and $1.6 million in the high and low scenarios, respectively, in compensation to be paid to employees through September 2009, assuming that we maintain current compensation levels, (ii) approximately $2.5 million and $2.8 million in the high and low scenarios, respectively, in severance and termination benefits afforded to employees upon termination and (iii) approximately $25,000 and $100,000 in the high and low scenarios, respectively, in compensation to be paid to members of our board of directors through June 2009, assuming that we maintain current director compensation levels.

(d)	As part of our dissolution process, we will purchase insurance policies and coverage for a period of up to six years subsequent to the Effective Date. Also, includes other insurance premiums, such as product liability.

(e)	Consists of ongoing operating, overhead and administrative expenses through June 2009, including costs associated with contractors and temporary service providers, office operations, dissolution and liquidation, compliance and travel, as well as other customary operating expenses.

(f)	Includes (i) approximately $1.8 million and $2.0 million in the high and low scenarios, respectively, in accounts payable and accrued liabilities, (ii) approximately $2.5 million and $4.0 million in the high and low scenarios, respectively, in operating lease obligations and (iii) approximately $1.1 million and $2.3 million in the high and low scenarios, respectively, reserved in connection with resolution of pending and potential litigation, claims, assessments and related obligations and liabilities.

(g)	Consists of 26,121,138 shares of common stock outstanding as of December 31, 2008 and 562,366 shares of common stock issuable upon exercise of in-the-money stock options, assuming cashless exercise of vested stock options to purchase an aggregate of 2,557,220 shares of common stock having a weighted-average exercise price of $1.49 and based upon a closing sales price of our common stock on the NASDAQ Global Market of $1.91 on February 5, 2009.

Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after paying or making reasonable provision for the payment of claims against and obligations of Northstar as required by law, distribute any remaining cash to our shareholders. We will continue to defend suits and incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities expenses, legal, accounting and consulting fees, rent, clinical trial termination and related expenses and miscellaneous office expenses) following approval of the Plan of Dissolution and during the three years following the Effective Date. Satisfaction of these claims, liabilities and expenses will reduce the amount of assets available for ultimate distribution to shareholders. While we cannot predict the actual amount of our liabilities, other obligations and expenses and claims against us, we believe that available cash and any amounts received from the sale of our remaining non-cash assets will be adequate to provide for the satisfaction of our liabilities, other obligations and expenses and claims against us and that we will make two or more cash distributions to shareholders. The estimated range of approximately $1.90 and $2.10 per share is our best current estimate of the aggregate amount of cash that will ultimately be available for distribution to shareholders.

Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we presently expect to make an initial distribution, within approximately 45 days after the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date of approximately $1.80 per share. We do not intend to make any further distributions until after we sell, liquidate or otherwise dispose of our remaining non-cash assets, consisting of our Renova™ Cortical Stimulation System, related intellectual property, pre-clinical and clinical trial data and related regulatory filings, neurostimulation device system designs and related documentation, and device systems inventory, tooling and manufacturing and test equipment, and pay or make reasonable provision for the payment of claims against and obligations of Northstar. We currently estimate that the amount ultimately distributed will be between approximately $1.90 and $2.10 per share of common stock, assuming we are unable to sell our non-cash assets. We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation, the timing of any sales of our remaining non-cash assets and the net value, if any, of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater than we anticipate, our shareholders may receive substantially less than the amount we currently estimate. Our board of directors has not established a firm timetable for any final distributions to our shareholders. Subject to contingencies inherent in winding up our business, our board of directors intends to authorize any distributions as promptly as reasonably practicable in the best interests of Northstar and its shareholders. Our board of directors, in its discretion, will determine the nature, amount and timing of all distributions. See “Risk Factors—Risks Related to the Plan of Dissolution.”

Conduct of the Company Following Dissolution

Assuming that the Plan of Dissolution is approved by the requisite vote of our shareholders, we intend to file articles of dissolution with the Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Revenue. We intend to make a public announcement in advance of the anticipated Effective Date. After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among our shareholders.

Sale of Remaining Assets

The Plan of Dissolution gives our board of directors the authority to dispose of all of our remaining property and assets without further shareholder approval. Shareholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms and at such prices as our board of directors, without further shareholder approval, may determine to be in the best interests of Northstar and our shareholders. We intend to sell our remaining non-cash assets, consisting primarily of our Renova™ Cortical Stimulation System and related intellectual property, on such terms as are approved by our board of directors in the best interests of Northstar and our shareholders. We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time. We intend to distribute the cash proceeds from any sale of our remaining non-cash assets to our shareholders within twelve months of such sale. In addition to our Renova™ Cortical Stimulation System and the related intellectual property, our remaining non-cash assets include our pre-clinical and clinical trial data and related regulatory filings, our neurostimulation device system designs and related documentation, and device systems inventory, tooling and manufacturing and test equipment.

The prices at which we will be able to sell our remaining non-cash assets will depend largely on factors beyond our control, including, without limitation, the supply and demand for such assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and regulatory approvals. The net price that we receive for our remaining non-cash assets will be reduced to the extent that we employ brokers to assist in the sale of such assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Upon the sale of any of our assets in connection with our liquidation, we will generally recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. See “—Certain Material U.S. Federal Income Tax Consequences” below.

Contingency Reserve

Under the WBCA, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities. Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that our board of directors believes will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities. We also may seek to acquire insurance coverage and take other steps our board of directors determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. We are currently unable to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps we may undertake to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to shareholders.

The actual amount of the contingency reserve may vary from time to time and will be based upon estimates and opinions of our board of directors, derived from consultations with management and outside experts, if our board of directors determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation: anticipated salary, retention, compensation and benefits payments; estimated investment banking, legal and accounting fees; clinical trial termination and related expenses; rent; payroll and other taxes; miscellaneous office expenses; facilities costs; and expenses accrued in our financial statements. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our shareholders for the total amount distributed by us to that shareholder or shareholders pursuant to the Plan of Dissolution. From time to time, we may distribute to our shareholders on a pro rata basis any portions of the contingency reserve that our board of directors deems no longer to be required.

Potential Liability of Shareholders

Under the WBCA, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us and are determined to be unreasonable, each shareholder could be held liable for amounts due creditors up to the amounts distributed to such shareholder under the Plan of Dissolution.

The potential for shareholder liability regarding a distribution continues for three years after the Effective Date. Under the WBCA, our dissolution does not remove or impair any remedy available against Northstar, our directors, officers or shareholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years after the Effective Date.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to shareholders under the Plan of Dissolution. Any such action could delay and substantially diminish liquidating distributions to our shareholders.

Reporting Requirements

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome of minimal value to our shareholders. If the Plan of Dissolution is approved by our shareholders, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. However, the SEC may not grant us the requested relief. To the extent that we are unable to suspend our obligation to file periodic reports with the SEC, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our shareholders.

Closing of Transfer Books

Our board of directors may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of (x) the close of business on the record date fixed by our board of directors for the first or any subsequent installment of any liquidating distribution, (y) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (z) the date on which we file our articles of dissolution under the WBCA. We expect that our board of directors will close our stock transfer books on or around the Effective Date. The Effective Date will be determined following the receipt of a revenue clearance certificate from the Department of Revenue and will be announced as soon as reasonably practicable after that time. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. See “—Cessation of Trading of Common Stock” below.

The liquidating distributions to shareholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of our common stock. As a condition to receipt of the liquidating distribution, our board of directors or trustees may require our shareholders to (i) surrender to us their certificates evidencing their shares of common stock (ii) furnish us with evidence satisfactory to our board of directors or trustees of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board of directors or trustees. Thereafter, each holder of our common stock will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the Plan of Dissolution.

If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Cessation of Trading of Common Stock

We anticipate that we will request that our common stock be delisted from the NASDAQ Global Market at the close of business on the Effective Date. As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, it is expected that trading in our shares of common stock will cease after the Effective Date.

Absence of Dissenters’ Rights

Holders of our shares of common stock are not entitled to assert dissenters’ rights under Chapter 23B.13 of the RCW with respect to the Plan of Dissolution.

Regulatory Approvals

We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Plan of Dissolution, except for compliance with applicable SEC regulations in connection with this proxy statement and compliance with the WBCA. Additionally, our dissolution requires that we obtain a revenue clearance certificate from the Department of Revenue certifying that we have paid or provided for every license fee, tax increase or penalty of Northstar. In order to obtain the revenue clearance certificate, we must file an application with the Department of Revenue. If our shareholders approve the Plan of Dissolution, we intend to file such application as soon as reasonably practicable after the special meeting. Once we receive the revenue clearance certificate, we must file articles of dissolution with the Secretary of State. We intend to file our articles of dissolution as soon as reasonably practicable after our receipt of the revenue clearance certificate.

Interests of Management in the Dissolution of the Company

Our directors and John S. Bowers Jr., a director and our President and Chief Executive Officer, Brian B. Dow, our Vice President of Finance, Chief Financial Officer and Secretary, and Deborah L. Sheffield, our Vice President, Clinical and Regulatory Affairs, have vested and exercisable options to purchase an aggregate of 1,479,576 shares of our common stock, 960,238 of which have exercise prices below $1.91 per share, which was the closing sales price of our common stock on the NASDAQ Global Market on February 5, 2009. Options to purchase an aggregate of 52,500 shares of our common stock, at a weighted-average exercise price of $1.74, held by non-employee directors will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders contemplated hereby, contingent upon shareholder approval of the Plan of Dissolution. Effective January 31, 2009, as an additional retention incentive, all employees retained after January 30, 2009, including our executive officers, received acceleration of vesting of equity awards to the extent that such employees would have otherwise received accelerated vesting in accordance with their existing contractual agreements had they been terminated by Northstar without cause on January 30, 2009. In all cases, such previous contractual agreements would have resulted in acceleration of vesting upon termination without cause, so the effect of the acceleration is only to advance the date on which such options may become exercisable and not to increase the number of options that accelerate. Our board of directors approved this accelerated timing to enable retained employees to exercise options prior to the Effective Date in order to put them on an equal footing with employees who were terminated without cause prior to the Effective Date, who are thereby able to exercise accelerated options and become shareholders as of the Effective Date and to participate in future liquidating distributions. Pursuant to the terms of the plans under which the options were granted, any options that have not been exercised prior to the Effective Date will automatically terminate on the Effective Date. Because the exercise prices of 772,566 of the options held by our directors and executive officers are greater than the estimated per share liquidating distribution to be made to shareholders under the Plan of Dissolution, we do not expect that all options held by our directors and executive officers will be exercised prior to their termination. See “Security Ownership of Certain Beneficial Owners and Management” for information on the number of shares and options held by our directors and executive officers.

Each of our non-employee directors currently receives an annual retainer of $15,000, $1,500 for each meeting of our board of directors attended in person and $500 for each meeting of our board of directors attended telephonically. In addition, (i) the Chairman of our board of directors receives a $30,000 annual retainer, (ii) our Audit Committee Chair receives a $12,000 annual retainer, (iii) each member of our Audit Committee receives a

$1,000 annual retainer, (iv) our Compensation Committee Chair receives a $6,000 annual retainer, (v) our Nominating and Corporate Governance Committee Chair receives a $4,500 annual retainer, (vi) each of our non-employee directors serving on our Audit, Compensation and Nominating and Corporate Governance committees receives $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically and (vii) each of our non-employee directors serving on our Strategy Committee receives $500 for each committee meeting attended. We do not expect to increase the current compensation levels of our non-employee directors during the implementation of the Plan of Dissolution.

We also expect to continue compensating our officers and employees at their existing compensation levels in connection with their services provided during the implementation of the Plan of Dissolution, and all employees retained after January 30, 2009 will be entitled to receive contractual severance benefits, which include lump sum payments of base salary for a fixed period and medical benefits following termination. In addition, Brian B. Dow, our Vice President of Finance, Chief Financial Officer and Secretary, and Deborah L. Sheffield, our Vice President, Clinical and Regulatory Affairs, will be entitled to receive stay bonuses equal to $75,000 and $36,000, respectively, subject to the satisfaction of specific milestones related to implementation of the Plan of Dissolution.

Following dissolution, we will continue to indemnify our directors, officers, employees, consultants, and agents to the maximum extent permitted in accordance with applicable law, our articles of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will indemnify any trustees and their agents on similar terms. We have agreed to indemnify Raymond N. Calvert, our former Chief Financial Officer who is providing consulting services to Northstar, to the same extent as when he was an executive officer of Northstar. Our board of directors and trustees are authorized to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution, including seeking an extension in time and coverage of Northstar’s insurance policies currently in effect.

Certain Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the material U.S. federal income tax consequences of the dissolution and liquidation of Northstar pursuant to the Plan of Dissolution to Northstar and its shareholders. The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, persons that are partnerships or other pass-through entities, non-U.S. individuals and entities, or persons who acquired their shares of our common stock through stock options or other compensatory arrangements. This discussion does not address the U.S. federal income tax considerations applicable to holders of options to purchase our common stock. Furthermore, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences of our dissolution and liquidation pursuant to the Plan of Dissolution.

The following discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. The discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion has no binding effect on the IRS or the courts. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. We can give no assurance that the U.S. federal income tax treatment described herein will remain unchanged at the time of our liquidating distributions. No ruling has been requested from the IRS with respect to any tax consequences of the Plan of Dissolution, and we will not seek any such ruling or an opinion of counsel with respect to any such tax consequences.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE PLAN OF DISSOLUTION AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH OUR DISSOLUTION AND LIQUIDATION PURSUANT TO THE PLAN OF DISSOLUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Material U.S. Federal Income Tax Consequences to the Company

After the approval of the Plan of Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our shareholders in liquidation of their shares of our common stock. We currently do not anticipate making distributions of property other than cash to shareholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our shareholders, we may recognize gain upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences to Shareholders

In general, for U.S. federal income tax purposes, we intend that amounts received by our shareholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of our common stock. As a result of our dissolution and liquidation, shareholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them and (ii) their tax basis for their shares of our common stock. In general, a shareholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder, and the value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock. In general, a shareholder will recognize gain as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by the shareholder with respect to a share exceeds the shareholder’s tax basis for that share. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to our shareholders, a shareholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the shareholder at the time of distribution. Gain or loss realized upon the shareholder’s future sale of that property generally would be measured by the difference between the proceeds received by the shareholder in the sale and the tax basis of the property sold.

In the event that our liabilities are not fully covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means (See “—Contingency Reserve” above), payments made by a shareholder in satisfaction of those liabilities generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to limitations under the Code.

Reporting of Liquidating Distributions and Back-Up Withholding

After the close of each taxable year, we will provide shareholders and the IRS with a statement of the amount of cash distributed to our shareholders in our liquidation and our best estimate as to the value of any property distributed to them during the relevant taxable year. In the unlikely event we make a liquidating distribution of property other than cash to our shareholders, no assurance can be given that the IRS will not challenge our valuation of the distributed property. Any shareholder owning at least 5% (by vote or value) of our total outstanding stock may be subject to special rules regarding information to be provided with the shareholder’s U.S. federal income tax returns. Shareholders should consult their own tax advisors as to the specific tax consequences to them in connection with our dissolution and liquidation pursuant to the Plan of Dissolution, including tax return reporting requirements. Liquidating distributions made to our shareholders pursuant to the Plan of Dissolution may be subject to back-up withholding (currently at a rate of 28%) requirements. Back-up withholding generally will not apply to payments made to exempt recipients, including corporations or financial institutions, or individuals who furnish their correct taxpayer identification number or a certificate of foreign status and other required information. Back-up withholding is not an additional tax. Rather, amounts withheld generally may be used as a credit against a shareholder’s U.S. federal income tax liability or the shareholder may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

Accounting Treatment

If our shareholders approve the Plan of Dissolution, we will change our basis of accounting from that of an operating developmental stage enterprise, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets, estimated satisfaction amounts of liabilities, and expenses associated with carrying out the Plan of Dissolution based upon management assumptions.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. Ultimate values realized for our assets and ultimate amounts paid to satisfy our liabilities are expected to differ from estimates recorded in interim statements.

Required Vote

All holders of our common stock as of the record date are entitled to vote on Proposal 1. The approval of the Plan of Dissolution requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as votes against Proposal 1. It is intended that shares represented by the enclosed form of proxy will be voted in favor of Proposal 1 unless otherwise specified in such proxy.

Members of our board of directors who beneficially owned an aggregate of approximately 7.54% of the outstanding shares of common stock as of January 21, 2009 have indicated that they will vote in favor of Proposal 1.

Recommendation of our Board of Directors

Our board of directors has determined that the voluntary dissolution and liquidation of Northstar pursuant to the Plan of Dissolution is advisable and in the best interests of Northstar and its shareholders. Our board of directors has approved the Plan of Dissolution and unanimously recommends that shareholders vote “FOR” approval of the Plan of Dissolution.

SELECTED FINANCIAL DATA

Set forth below is selected financial data for Northstar for the periods indicated. We have derived the statements of operations data for the years ended December 31, 2008, 2007, 2006, 2005, and 2004 and the balance sheets data as of December 31, 2008, 2007, 2006, 2005, and 2004 from our audited financial statements, which are not being delivered with or incorporated by reference into this proxy statement. You should read this selected financial data in conjunction with our financial statements and the related notes included in these reports, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of those reports. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

Our board of directors approved the Plan of Dissolution, subject to shareholder approval, on January 5, 2009. The information presented below and delivered with and incorporated by reference into this proxy statement does not include any adjustments necessary to reflect the possible future effects on recoverability of the assets or satisfaction of liabilities that may result from adoption of the Plan of Dissolution or our potential to complete such a plan in an orderly manner.

	Year Ended December 31,
	2008			2007	2006	2005	2004
				(in thousands, except share and per share data)
Statements of Operations Data:
Revenue:	$	[	]	$—	$—	$—	$—
Cost of goods sold		[	]	—	—	—	—

Gross margin	$	[	]	$—	$—	$—	$—

Operating expenses:
Research and development		[	]	19,422	18,277	11,763	12,367
Selling, general and administrative		[	]	9,441	6,153	3,257	3,127
Other operating expenses, net		[	]	—	2,500	794	—

Total operating expenses		[	]	28,863	26,930	15,814	15,494

Operating loss		[	]	(28,863)	(26,930)	(15,814)	(15,494)
Interest income, net		[	]	5,010	3,287	558	446
Other (expenses) income, net:		[	]	—	(1,440)	682	1,637

Net loss		[	]	(23,853)	(25,083)	(14,574)	(13,411)
Preferred stock accretion		[	]	—	(2,062)	(5,653)	(4,979)

Net loss applicable to common shareholders	$	[	]	$(23,853)	$(27,145)	$(20,227)	$(18,390)

Basic and diluted net loss per share applicable to common shareholders	$	[	]	$(0.92)	$(1.54)	$(10.53)	$(10.36)

Shares used to compute basic and diluted net loss per share applicable to common shareholders		[	]	25,840,292	17,622,609	1,921,170	1,775,309

	December 31,
	2008			2007	2006	2005	2004
				(in thousands)
Balance Sheet Data:
Cash, cash equivalents and investment securities	$	[	]	$83,450	$105,347	$20,187	$27,258
Other current assets		[	]	1,017	1,138	327	529
Property and equipment, net		[	]	949	865	935	1,068
Other assets		[	]	93	93	296	93

Total assets	$	[	]	$85,509	$107,443	$21,745	$28,948

Accounts payable and accrued liabilities	$	[	]	$3,658	$3,861	$1,541	$1,762
Other liabilities		[	]	601	844	2,266	1,400
Long-term debt		[	]	—	—	5,811	—
Redeemable convertible preferred stock		[	]	—	—	99,860	94,207
Shareholders’ equity (deficit)		[	]	81,250	102,738	(87,733)	(68,421)

Total liabilities and shareholders’ equity (deficit)	$	[	]	$85,509	$107,443	$21,745	$28,948

PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

General

At the special meeting, we may ask our shareholders to vote on a proposal to adjourn the special meeting to another date, time or place, if deemed necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, if the votes cast in favor of the adjournment proposal by the holders of shares of our common stock entitled to vote on the proposal exceed the votes cast against the proposal at the special meeting. However, if the adjournment is for more than 120 days from the date set for the original meeting, a new record date for the adjourned meeting shall be fixed and a new notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting. If we adjourn the special meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Required Vote

The approval of any adjournment of the special meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the special meeting. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that shareholders vote “FOR” approval of Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth, as of January 21, 2009, information with respect to the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers and our chief financial officer, and (iv) all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal shareholders. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Unless otherwise indicated, we deem shares of common stock subject to options and warrants that are exercisable within 60 days of January 21, 2009 to be outstanding and beneficially owned by the person holding the options and warrants for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address Of Beneficial Owner (1)	Shares Beneficially Owned		Percent of Class (2)
5% Shareholders:

Entities affiliated with Kevin C. Tang (3) 4401 Eastgate Mall San Diego, CA 92121	3,917,107		14.99%

Entities affiliated with Barclays PLC (4) 1 Churchill Place London, E14 5HP, England	3,842,494		14.71%

Entities affiliated with RA Capital Management, LLC (5) 800 Boylston Street, Suite 1500 Boston, MA 02199	2,539,139		9.72%

Entities affiliated with Mayfield Fund (6) 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025	2,350,749		9.00%

Entities affiliated with Gabe Hoffman (7) 666 Fifth Avenue, 35th Floor New York, NY 10103	1,438,343		5.51%

Directors and Named Executive Officers:

Alan J. Levy, Ph.D.	954,011	(8)	3.61%

Susan K. Barnes	40,370	(9)	*

Michael D. Ellwein	24,583	(10)	*

Albert J. Graf	39,444	(11)	*

Robert E. McNamara	39,444	(11)	*

Dale A. Spencer	113,443	(11)	*

Carol D. Winslow	44,316	(11)	*

John S. Bowers Jr.	808,516	(12)	3.01%

Raymond N. Calvert	304,083	(13)	1.15%

Brian B. Dow	134,395	(14)	*

Matthew J. Gani	156,100	(15)	*

Bradford E. Gliner (16)	192,908	(17)	*

Scott C. Lynch (18)	4,119		*

Deborah L. Sheffield	117,588	(19)	*

All directors and executive officers as a group (12 persons)	2,542,210	(20)	9.14%

*	Less than 1%.

(1)	The business address of the directors and executive officers is c/o Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121.

(2)	Based on 26,121,138 shares of common stock outstanding as of January 21, 2009.

(3)	Consists of 3,463,926 shares held by Tang Capital Partners, LP (“TCP”), of which Mr. Tang may be deemed to have shared voting and dispositive power, as the manager of Tang Capital Management, LLC, which in turn is the general partner of TCP, 40,000 shares owned by Justin L. Tang under the Uniform Transfers to Minors Act (the “UTMA”), of which Mr. Tang has sole voting and dispositve power as trustee, 35,000 shares owned by Julian K. Tang under the UTMA, of which Mr. Tang has sole voting and dispositve power as trustee, 15,000 shares owned by Noa Y. Tang under the UTMA, of which Mr. Tang has sole voting and dispositve power as trustee, 28,000 shares owned by the Tang Advisors, LLC Profit Sharing Plan, of which Mr. Tang has sole voting and dispositve power as trustee, 27,000 shares held by Mr. Tang’s Individual Retirement Account, 125,000 shares held by the Tang Family Trust, of which Mr. Tang has shared voting and dispositive power as co-trustee, 17,000 shares owned by the Individual Retirement Account for the benefit of Chang L. Kong, of which Mr. Tang may be deemed to have shared dispositive power as a relative of Chang L. Kong, 16,000 shares owned by the Individual Retirement Account for the benefit of Chung W. Kong, of which Mr. Tang may be deemed to have shared dispositive power as a relative of Chung W. Kong, 60,000 shares owned by Joan M. Lamb, of which Mr. Tang may be deemed to have shared dispositive power as an acquaintance of Ms. Lamb, and 90,181 shares owned by the Haeyoung and Kevin Tang Foundation, Inc. (the “Foundation”), of which Mr. Tang may be deemed to have shared voting and dispositive power as the President and Treasurer of the Foundation. Mr. Tang disclaims beneficial ownership of all shares reported herein except to the extent of his pecuniary interest therein. Information provided is based solely on the most recently filed report under Section 13(d) of the Exchange Act for such beneficial owners.

(4)	Consists of 3,842,494 shares held by Barclays Capital Inc., a subsidiary of Barclays PLC. Information provided is based solely on the most recently filed report under Section 13(d) of the Exchange Act for such beneficial owners.

(5)	Consists of 2,507,847 shares held by RA Capital Healthcare Fund, L.P. (“RA Fund I”) and 31,292 shares held by RA Capital Healthcare Fund II, L.P. (“RA Fund II”). RA Capital Management, LLC (“RA Capital”) is the general partner of both RA Fund I and RA Fund II. As the manager of RA Capital, Peter Kolchinsky may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by RA Capital, RA Fund I and RA Fund II. Information provided is based solely on the most recently filed report under Section 13(d) of the Exchange Act for such beneficial owners.

(6)	Consists of 1,740,000 held by Mayfield X, a Delaware Limited Partnership (“Mayfield X”), 225,000 shares held by Mayfield Principals Fund, L.L.C. (“Mayfield Principals Fund”), 290,000 shares held by Mayfield X Annex, a Delaware Limited Partnership (“Mayfield X Annex”), 79,675 shares held by Mayfield Associates Fund IV, a Delaware Limited Partnership (“Mayfield Associates IV”), 12,262 shares held by Yogen K. Dalal and 3,812 shares held by Wendell G. Van Auken, III. Mayfield X Management, L.L.C. (“X Management”) (whose managing directors are: Yogen K. Dalal; Kevin A. Fong; A. Grant Heidrich, III; David J. Ladd; Allen L. Morgan; William D. Unger; Wendell G. Van Auken, III and Robert T. Vasan) is the sole general partner of Mayfield X and the sole managing director of Mayfield Principals Fund. Mayfield X Annex Management L.L.C. (“X Annex Management”) (whose managing directors are: Yogen K. Dalal; Kevin A. Fong; A. Grant Heidrich, III; David J. Ladd; Allen L. Morgan; William D. Unger; Wendell G. Van Auken, III and Robert T. Vasan) is the sole general partner of Mayfield X Annex. Mayfield IX Management, L.L.C. (“IX Management”) (whose managing directors are: Yogen K. Dalal; Kevin A. Fong; A. Grant Heidrich, III; F. Gibson Myers, Jr.; William D. Unger and Wendell G. Van Auken, III) is the sole general partner of Mayfield Associates IV. The individual managing directors of X Management, X Annex Management and IX Management may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by X Management, X Annex Management, IX Management, Mayfield X, Mayfield X Annex, Mayfield Associates IV and Mayfield Principals Fund, but disclaim such beneficial ownership except to the extent of their pecuniary interest therein. Information provided is based solely on the most recently filed report under Section 13(d) of the Exchange Act for such beneficial owners.

(7)	Consists of 721,569 shares held by Accipiter Life Sciences Fund, LP (“ALFS”) and 716,775 shares held by Accipiter Life Sciences Fund (Offshore), Ltd (“ALFS Offshore”). As the managing member of Candens Capital, LLC (“Candens”), which in turn is the general partner of ALFS, and as the managing member of Accipiter Capital Management, LLC (“ACM”), which in turn is the investment manager of ALFS Offshore, Gabe Hoffman may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Candens, ACM, ALFS and ALFS Offshore. Information provided is based solely on the most recently filed report under Section 13(d) of the Exchange Act for such beneficial owners.

(8)	Includes 294,219 shares issuable upon the exercise of stock options within 60 days of January 21, 2009, which includes 7,500 shares issuable upon the exercise of stock options that will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders, contingent upon shareholder approval of the Plan of Dissolution.

(9)	Includes 40,370 shares issuable upon the exercise of stock options within 60 days of January 21, 2009, which includes 7,500 shares issuable upon the exercise of stock options that will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders, contingent upon shareholder approval of the Plan of Dissolution.

(10)	Includes 24,583 shares issuable upon the exercise of stock options within 60 days of January 21, 2009, which includes 7,500 shares issuable upon the exercise of stock options that will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders, contingent upon shareholder approval of the Plan of Dissolution.

(11)	Includes 67,333 shares held by the D.A. Spencer Family L.P., of which Mr. Spencer has sole voting and dispositive power, and 39,444 shares issuable upon the exercise of stock options within 60 days of January 21, 2009, which includes 7,500 shares issuable upon the exercise of stock options that will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders, contingent upon shareholder approval of the Plan of Dissolution.

(12)	Includes 744,687 shares issuable upon the exercise of stock options within 60 days of January 21, 2009.

(13)	Includes 284,934 shares issuable upon the exercise of stock options within 60 days of January 21, 2009.

(14)	Includes 126,188 shares issuable upon the exercise of stock options within 60 days of January 21, 2009.

(15)	Includes 140,781 shares issuable upon the exercise of stock options within 60 days of January 21, 2009.

(16)	Mr. Gliner’s employment was terminated in July 2008 as a result of a corporate reduction in force.

(17)	Includes 162,706 shares issuable upon the exercise of stock options within 60 days of January 21, 2009.

(18)	Mr. Lynch’s employment was terminated in July 2008 as a result of a corporate reduction in force.

(19)	Includes 91,753 shares issuable upon the exercise of stock options.

(20)	Includes 1,690,357 shares issuable upon the exercise of stock options within 60 days of January 21, 2009, which includes 52,500 shares issuable upon the exercise of stock options that will accelerate in full effective upon the date that is 10 days prior to the date of the special meeting of shareholders, contingent upon shareholder approval of the Plan of Dissolution.

Market for Our Common Stock

Our common stock trades on the NASDAQ Global Market under the symbol “NSTR.” The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock as quoted on the NASDAQ Global Market for each full quarterly period. The closing sales price of our common stock on the NASDAQ Global Market was $1.28 on January 2, 2009, the trading day prior to the announcement that our board of directors approved the Plan of Dissolution. The closing sales price of our common stock on the NASDAQ Global Market was $[            ] on [                    ], 2009.

Fiscal Year Ended December 31,	2009						2008		2007
	High			Low			High	Low	High	Low
First Quarter (1)	$	[	]	$	[	]	$9.09	$1.35	$13.25	$8.72
Second Quarter		—			—		1.90	1.54	12.32	9.89
Third Quarter		—			—		1.96	1.50	14.20	11.33
Fourth Quarter		—			—		1.52	0.91	14.39	10.92

(1)	For the first quarter of 2009, reflects high and low sales prices through [ ], 2009.

As of January 21, 2009, there were approximately 1,700 holders of record of our common stock. No cash dividends have ever been paid on our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549-2521. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also find the materials we file with the SEC on the “Investor Relations” section of our website at http://www.northstarneuro.com. Information on our website is not incorporated by reference into, or made a part of, this proxy statement.

HOUSEHOLDING

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this proxy statement, unless their broker, bank or other nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing expenses. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement, they should notify their broker, bank or other nominee. Beneficial owners sharing an address to which a single copy of the proxy statement was delivered can also request prompt delivery of a separate copy of the proxy statement by contacting us at Northstar Neuroscience, Inc., Attn: Secretary, 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, (206) 902-1997.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have additional questions about the special meeting, you should contact:

Brian B. Dow, Vice President of Finance, Chief Financial Officer and Secretary

Northstar Neuroscience, Inc.

2401 Fourth Avenue, Suite 300

Seattle, Washington 98121

Telephone: (206) 902-1997

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals that meet conditions under the SEC’s proxy rules may be included in our proxy statement and form of proxy for a particular annual meeting of shareholders. If we hold an annual meeting in 2009, shareholder proposals intended for inclusion in the proxy materials for our 2009 annual meeting were required to have been received by us at our executive offices at 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121 no later than December 28, 2008. Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials, including all shareholder nominations for director, were required to have given written notice of the proposal to us no later than December 28, 2008. However, if the date of the 2009 annual meeting is a date that is not within 30 days before or after June 5, 2009, notice by the shareholders of a proposal must be received no later than the close of business on the 10th calendar day after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Such proposal should be directed to the Secretary, Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121.

For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that (i) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a proxy statement.

OTHER BUSINESS

We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting. If any other business properly were to come before the special meeting, it is intended that the shares represented by proxies would be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and delivered to you with this proxy statement. This proxy statement incorporates by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2008 (File No. 001-34078), as filed with the SEC on [ ], 2009; and

•	our current reports on Form 8-K filed on February 3, 2009 (File No. 001-34078) and January 27, 2009 (File No. 001-34078).

In addition, all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the special meeting or any adjournment or postponement thereof will be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

A copy of our annual report on Form 10-K for the year ended December 31, 2008 is being delivered with this proxy statement. We will provide without charge to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents incorporated by reference herein and not otherwise delivered to such person (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Northstar Neuroscience, Inc., 2401 Fourth Avenue, Suite 300, Seattle, Washington 98121, Attention: Corporate Secretary, or at (206) 902-1997. See “Where You Can Find More Information.”

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

John S. Bowers Jr.

President and Chief Executive Officer

[                    ], 2009

Seattle, Washington

Annex A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

NORTHSTAR NEUROSCIENCE, INC.

The following Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”), dated as of January 5, 2009, shall effect the dissolution and complete liquidation of Northstar Neuroscience, Inc., a Washington corporation (the “Company”), in accordance with the Washington Business Corporation Act (the “WBCA”), and with the U.S. federal income tax consequences to the shareholders of the Company described in Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), and with the U.S. federal income tax consequences to the Company as described in Section 336 of the Code.

1. Adoption of Plan. The board of directors of the Company (the “Board of Directors”) has adopted resolutions deeming it advisable and in the best interest of the shareholders of the Company to dissolve and liquidate the Company, adopt the Plan of Dissolution, and call a special meeting (the “Meeting”) of the holders of the Company’s common stock (the “Common Stock”) to approve the dissolution and liquidation of the Company (including the sale of all or substantially all of the Company’s assets), adopt the Plan of Dissolution and ratify the Company’s actions taken to date on the Plan of Dissolution. If shareholders holding a majority of the outstanding shares of Common Stock vote in favor of the proposed dissolution and liquidation of the Company (including sale of all or substantially all of the Company’s assets ) and the adoption of the Plan of Dissolution at the Meeting, the Plan of Dissolution shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the shareholders may approve the Plan of Dissolution if the Meeting is adjourned to a later date (the “Effective Date”).

2. Cessation of Business Activities. After the Effective Date and in accordance with Section 14.050 of the WBCA, the Company shall not engage in any business activities except for the purpose of winding up and liquidating its business and affairs, including, but not limited to, prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company, collecting its assets, converting its assets into cash or cash equivalents, discharging or making provision for discharging its liabilities, withdrawing from all jurisdictions in which it is qualified to do business, distributing its remaining property among its shareholders according to their interests, and doing every other act necessary to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which the Company was organized.

3. Articles of Dissolution. After the Effective Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Washington tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, and securing the necessary shareholder approvals, the Company shall file with the Secretary of State of the State of Washington articles of dissolution in accordance with the WBCA (the “Articles of Dissolution”).

4. Liquidation Process. From and after the Effective Date and subject to the provisions hereof, the Company shall complete the following corporate actions:

a. Sale of All or Substantially All of the Non-Cash Assets. The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all or substantially all of its non-cash property and assets, including but not limited to all tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and its shareholders, without any further vote or action by the Company’s shareholders. The Company’s non-cash assets and properties may be sold in one transaction or in several transactions to one or more buyers. The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

b. Liquidation of Assets. The Company shall determine whether and when to transfer the Company’s property and assets to a liquidating trust (established pursuant to Section 6 hereof).

c. Payment Obligations. The Company shall give written notice of the commencement of proceedings of the Company to wind up and dissolve to all known creditors and claimants whose addresses appear on the records of the Company. The Company shall, as determined by the Board of Directors, (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, and (ii) make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party. Such claims shall be paid as required by applicable law. If there are insufficient assets of the Company, such claims and obligations of the Company shall be paid or provided for in accordance with their priority and, among claims of equal priority, ratably to the extent of assets of the Company legally available therefor. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees (as defined in Section 6 below), in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy such claims and obligations against the Company, including, without limitation, tax obligations, and all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

d. Distributions to Shareholders. Any assets of the Company remaining after the payment of claims or the provision for payment of claims and obligations of the Company as provided in subsection (b) above shall be distributed by the Company pro rata to its shareholders. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees, in their absolute discretion, may determine.

5. Cancellation of Common Stock. The distributions to shareholders pursuant to Sections 4 and 8 (the “Liquidating Distribution”) shall be in complete redemption and cancellation of all of the outstanding shares of Common Stock. As a condition to receipt of the Liquidating Distribution, the Board of Directors or the Trustees, in their absolute discretion, may require the shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees. The Board of Directors, in its absolute discretion, may direct that the Company’s stock transfer books be closed and recording of transfers of Common Stock discontinued as of the earliest of (x) the close of business on the record date fixed by the Board of Directors for the first or any subsequent installment of any Liquidating Distribution, (y) the close of business on the date on which the remaining assets of the Company are transferred to the Trust, or (z) the date on which the Company files its Articles of Dissolution under the WBCA (such date, the “Record Date”), and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

6. Liquidating Trust. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the shareholders in accordance with the provisions hereof, as a final Liquidating Distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of its shareholders (the “Trustees”) under a liquidating trust (the “Trust”), any assets of the Company, including cash, intended for distribution to creditors and shareholders not disposed of at the time of dissolution of the Company, including the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the shareholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the claims and obligations of the Company as provided in Section 4(b) hereof including, without limitation, any unsatisfied claims and unknown or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the shareholders for the purposes of Section 4(d) of this Plan. Any such conveyance to the Trustees shall be treated for U.S federal and state income tax purposes as if the Company made such distribution to the shareholders and the assets conveyed shall be held in trust for the shareholders of the Company. The Company, subject to this Section 6 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of the Plan of Dissolution by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the shareholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7. Abandoned Property. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, then the distribution to which such shareholder is entitled (unless transferred to the Trust established pursuant to Section 6) shall be transferred, at such time as the final Liquidating Distribution is made by the Company, to the extent permitted by law, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

8. Final Liquidating Distribution. Whether or not a Trust shall have been previously established pursuant to Section 6, if it should not be feasible for the Company to make the final Liquidating Distribution to its shareholders of all assets and all properties of the Company prior to the third anniversary of the filing of its Articles of Dissolution, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6. Not more than three years from the date of its creation, the liquidating trust shall make a final distribution of any remaining assets to the holders of the beneficial interests of the Trust. Any such distribution shall be only in the form of cash.

9. Shareholder Consent to Sale of Assets. Approval of the proposed dissolution and adoption of the Plan of Dissolution by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the shareholders of the Company of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all or substantially all of the property and assets of the Company pursuant to the terms hereof, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of the Plan of Dissolution.

10. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of the Plan of Dissolution, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Dissolution. Adoption of the Plan of Dissolution shall constitute approval of such payments by the shareholders of the Company.

11. Employees and Consultants. In connection with effecting the dissolution of the Company and for the purpose of implementing and assuring completion of the Plan of Dissolution, the Company may, in the absolute discretion of the Board of Directors, hire or retain such employees and consultants as the Board of Directors deems necessary or desirable to supervise the dissolution and liquidation. The Company may, in the absolute discretion of the Board of Directors, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, or otherwise necessary retain the services of any of them, in connection with the implementation of the Plan of Dissolution. Adoption of the Plan of Dissolution shall constitute approval of any such compensation by the shareholders of the Company.

12. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents to the maximum extent permitted in accordance with applicable law, its articles of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company and shall indemnify the Trustees and its agents on similar terms. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and Trustees to the extent permitted by law and as may be necessary or appropriate to cover the Company’s obligations hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13. Amendment, Modification or Abandonment of Plan. If for any reason the Board of Directors determines that such action would be in the best interest of the Company, the Board of Directors may, in its sole discretion and without requiring further shareholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the WBCA, at any time within 120 of filing of the Articles of Dissolution. The Board of Directors may not amend or modify the Plan of Dissolution under circumstances that would require additional shareholder approval under the WBCA and the federal securities laws without complying with the WBCA and the federal securities laws. Upon the revocation or abandonment of the Plan of Dissolution, the Plan of Dissolution shall be void.

14. Tax Matters. It is intended that this Plan of Dissolution shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan of Dissolution shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder. The Company’s officers shall be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of the Company including, without limitation, the making of an election under Code Section 336(e), if applicable, with respect to the sale of stock of any subsidiary corporation. Within thirty (30) days after the Effective Date, the Company shall file with the Internal Revenue Service an appropriate statement of corporate dissolution on IRS Form 966, as required by Section 6043 of the Code. The Company shall notify all jurisdictions of any withdrawals related to qualification to do business. The Company shall file final tax returns and reports as required. After the close of any calendar year in which distributions are made, and on or before such times as are required, the Company shall file IRS Forms 1099-DIV, or any successor form, related to the reporting of liquidating distributions to shareholders. The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of dissolution or after liquidation.

15. Power of Board of Directors and Officers. The Board of Directors is hereby authorized, without further action by the Company’s shareholders, to do and perform, or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement the Plan of Dissolution and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or Federal law or regulation to wind up its affairs.

I, John S. Bowers Jr., President and Chief Executive Officer of Northstar Neuroscience, Inc., certify that the substance of the foregoing Plan of Dissolution was duly adopted by the Board of Directors of the Company effective as of January 5, 2009.

Executed this 5th day of January, 2009.

/s/ JOHN S. BOWERS JR.
John S. Bowers Jr., President and Chief Executive Officer

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL NOT BE VOTED FOR PROPOSALS 1 AND 2.	Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN

1.	PROPOSAL TO APPROVE THE VOLUNTARY DISSOLUTION AND LIQUIDATION OF NORTHSTAR PURSUANT TO THE PLAN OF DISSOLUTION.	☐	☐	☐	Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

		FOR	AGAINST	ABSTAIN

2.	PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ANOTHER DATE, TIME OR PLACE, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF PROPOSAL 1.	☐	☐	☐	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement relating thereto.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign above exactly as your name or names appear on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by an authorized person.
▲ FOLD AND DETACH HERE ▲

NORTHSTAR NEUROSCIENCE, INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [            ], 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John S. Bowers Jr. and Brian B. Dow (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to represent and to vote, as designated on the reverse side, all the voting shares of Northstar Neuroscience, Inc. common stock held of record by the undersigned on [            ], 2009, at the special meeting of shareholders of Northstar Neuroscience, Inc. to be held on [            ], 2009, at 8:00 a.m., local time, at the offices of DLA Piper LLP (US) at 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104, or any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof. If no indication is made, such shares shall not be voted in favor of the proposals but may be voted, in the Proxies’ discretion, on such other business as may properly come before the special meeting and any adjournments or postponements thereof.

NORTHSTAR NEUROSCIENCE, INC. 2401 FOURTH AVENUE, SUITE 300 SEATTLE, WASHINGTON 98121
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the reverse side)

▲  FOLD AND DETACH HERE  ▲